UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Vertiv Holdings Co

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NEW YORK STOCK EXCHANGE
VERTIV
Architects of Continuity™
VRT
LISTED
NYSE

2021 Proxy Statement
and Annual Meeting of Stockholders

Architects of Continuity™

VERTIV

2021 Proxy Statement and Annual Meeting of Stockholders Architects of Continuity TM

Vertiv Holdings Co 1050 Dearborn Dr, Columbus, Ohio 43085 April , 2021

Annual Meeting of Stockholders – June 15, 2021

Dear Stockholder,

On behalf of the Board of Directors of Vertiv Holdings Co (“Vertiv”), I invite you to participate in Vertiv’s 2021 Annual Meeting of Stockholders on June 15, 2021 at 11 a.m. Eastern time. As you would anticipate, this year’s stockholder meeting will be virtual in approach, as we are following appropriate health precautions and related guidelines associated with gatherings of people during the COVID-19 pandemic. We are pleased to provide this virtual approach to this year’s stockholder meeting during these unusual times.

Vertiv first appeared on the New York Stock Exchange in February of last year and positions itself as a publicly traded, global leader and provider of critical digital infrastructure and continuity solutions. During 2020, our business culture strengthened and our business metrics improved, which was marked by achievement-oriented people and teams, innovative thinking, sharp customer focus and a commitment to value creation for our stockholders.

Vertiv reported full year 2020 net sales of $4.4 billion, a decrease of $61 million, or 1.4% from the prior year. After adjusting for foreign currency exchange rates, full year organic sales were down only 0.9% despite the unfavorable impacts of COVID on markets around the world.

Orders in 2020 were up 9.7% compared with 2019 as strength continued in cloud, co-location and telecommunications markets. We are especially pleased to report that Vertiv’s backlog continued to be strong, reaching a record $1.85 billion at the end of 2020, increasing approximately $450 million when compared with the end of 2019. Full year net loss of $184 million, operating profit of $213.5 million and adjusted operating profit of $342 million(1) were impacted by expenses related to the SPAC transaction, restructuring actions, and debt refinancing, all of which strengthened the foundation of our business.

Cash provided by operating activities was $209 million and free cash flow was $163 million, an improvement of $151 million and $171 million, respectively, from 2019, driven by lower interest payments from debt paydown and refinancing, and lower transformation spending. Liquidity of $964 million at year-end improved significantly, increasing $457 million, or 90%, when compared with the end of 2019. Net leverage was reduced to 2.8x, sustaining our commitment to a strong balance sheet.(1)

The Vertiv story is powerful, and it’s written by our employees. We are fortunate. What we do, how we do it and the way we help make the world a better place attracts and helps us retain the most amazing of people. And while we are attentive to what we can and must do, we thrive on solving the complex, and it is our people that are at the center of our future.

The accompanying proxy statement contains important information about the stockholder meeting, our nominees for election to our Board of Directors, and executive compensation, among other important disclosures. Whether or not you plan to participate in the meeting, it is important that your shares be represented. Please vote your shares via the internet or the toll-free telephone number provided or, if you received a paper copy of a proxy card or voter instruction form by mail, you may vote your shares by completing, signing, dating, and returning your proxy card or voter instruction form in the postage-paid envelope.

We value you as one of our stockholders, we appreciate your investment in Vertiv, and we welcome your participation in our upcoming stockholder meeting.

Kind regards,

[signature to come]
David M. Cote Executive Chairman of the Board

(1)	Further information regarding non-GAAP metrics and reconciliations to the nearest GAAP measures are set forth in Annex B to this proxy statement.

Notice of Annual Meeting of Stockholders To be held on June 15, 2021 11:00 a.m. (EST)

Notice is hereby given that the 2021 annual meeting of stockholders (the “Annual Meeting”) of Vertiv Holdings Co, a Delaware corporation (the “Company,” “Vertiv” or “we”), will be held on June 15, 2021 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2021. We are holding the meeting for the following purposes:

1.

Election of Directors. Elect nine directors to our Board of Directors, each for a term of one year expiring at the 2022 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;

2.	Say-On-Pay. Approve, on an advisory basis, the 2020 compensation of our named executive officers as disclosed in the accompanying proxy statement;

3.	Frequency of Say-On-Pay. Approve, on an advisory basis, the frequency (i.e., every one, two or three years) of future advisory votes to approve the compensation of our named executive officers;

4.	Independent Auditor. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

5.

Amendment to Certificate of Incorporation. Approve an amendment to the Second Amended and Restated Certificate of Incorporation (“certificate of incorporation”) of the Company to confirm that directors are elected to one-year terms by correcting a scrivener’s error.

Only stockholders of record as of the close of business on April 20, 2021 (the “Record Date”) will be entitled to virtually attend or vote at the Annual Meeting or any adjournment or postponement thereof. To facilitate voting, Internet and telephone voting are available. The instructions for voting are on the proxy card. If you hold your shares through a bank, broker or other holder of record, please follow the voter instructions you received from the holder of record.

In light of the COVID-19 pandemic (referred to as “COVID” or “pandemic”) and to support the well-being of Vertiv’s stockholders, the 2021 Annual Meeting will be virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2021. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or notice of internet availability of proxy materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts.

Your vote is important. Please act as soon as possible to vote your shares, whether or not you plan to virtually attend the Annual Meeting. Additionally, please mark, sign, date, and return the accompanying proxy card or voter instruction form in the postage-paid envelope or vote by telephone or via the Internet. Instructions are included on your proxy card, voter instruction form or notice of internet availability of proxy materials.

April     , 2021

[signature to come]
Stephanie L. Gill Chief Legal Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON June 15, 2021: Vertiv's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are also available at www.proxyvote.com.

- 2021 Proxy Statement | i

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

Meeting Details

• Time and Date:	June 15, 2021 (11:00 a.m. Eastern Time)

• Place:	Virtual Meeting (see www.virtualshareholdermeeting.com/VRT2021)

• Record Date:	April 20, 2021

• Voting:	Stockholders of Vertiv as of the record date are entitled to vote. Each share of Vertiv Class A common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Meeting Agenda

Item	Proposal	Board’s Voting Recommendation	Page Reference

➊	Election of Directors Elect nine directors to our Board of Directors, each for a term of one year expiring at the 2022 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;	FOR (each nominee)	9

➋	Say-on-Pay Approve, on an advisory basis, the 2020 compensation of our named executive officers as disclosed in the accompanying proxy statement;	FOR	42

➌	Frequency of Say-on-Pay Approve, on an advisory basis, the frequency (i.e., every one, two or three years) of future advisory votes to approve the compensation of our named executive officers;	ONE YEAR	43

➍	Independent Auditor Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and	FOR	44

➎	Amendment to Certificate of Incorporation Approve an amendment to the certificate of incorporation of the Company to confirm that directors are elected to one-year terms by correcting a scrivener’s error.	FOR	57

- 2021 Proxy Statement | 1

Creating Significant Value for Our Stockholders in 2020

On February 7, 2020, the Company (formerly known as GS Acquisition Holdings Corp.) acquired the Vertiv business through a series of merger transactions involving Vertiv Holdings, LLC and its subsidiaries. Concurrently with the consummation of the merger transactions, the Company sold 123,900,000 shares of its Class A common stock for an aggregate purchase price of $1.239 billion (the “PIPE Investment”). The merger transactions and the PIPE Investment are referred to collectively as the “Business Combination.” On Monday, February 10, 2020, our shares of Class A common stock first traded on the New York Stock Exchange under the symbol “VRT.”

Only weeks after the Business Combination, on March 11, 2020, the World Health Organization designated the outbreak of the novel strain of coronavirus, known as COVID, as a global pandemic. Early in the pandemic, Vertiv was deemed to be an essential business. Below we describe some of our actions taken in response to the pandemic.

As a result of the efforts of all of our employees and as referenced above in the Executive Chairman’s letter, we demonstrated strong performance in 2020 and created value for our stockholders. On December 31, 2020, our closing stock price was $18.67. In the fourth quarter of 2020, we declared a cash dividend of $0.01 per share, payable on December 17, 2020 to holders of record as of December 2, 2020. On March 1, 2021, our closing stock price was $21.32. The following graph shows our performance from the $10 PIPE Investment price in February 2020 to our closing stock price on December 31, 2020, as compared to the performance of other market sectors, including the companies listed in our current peer group used for compensatory purposes as described below in the “Compensation Discussion and Analysis.”

Strategic Compensation-Related Responses to the Pandemic

In response to the resulting economic challenges associated with the pandemic, we took several actions related to compensation matters:

✓

Temporarily Reduced Salaries and Director Retainers. In April 2020, as part of a broader effort to conserve cash and mitigate the near-term impact of the pandemic on our business, the Compensation Committee approved an immediate reduction by 10% in officers’ salaries (including those of our NEOs) and non-employee directors’ retainers. We also temporarily suspended our 401(k) match. We reverted to pre-reduction pay rates in November 2020 following careful review of our response to the pandemic.

✓	Adopted Work-From-Home and Safety Policies. For our employees, we introduced a work-from-home policy—where possible—and implemented safety and hygiene protocols in our workplaces.

✓

Retained Achievement of Key Metrics in Our Annual Incentive Plan. We recognized that any determination of cash incentive payouts for 2020 should be based on achievement of both financial and non-financial metrics for the year, while recognizing that re-setting specific targets to account for the unexpected pandemic would not serve as an effective incentive, and that we should also take into account individual performance among our employees in different roles and locations during this unique and challenging year.

2 |	- 2021 Proxy Statement

✓

Reduced Bonus Payouts. As further described in the “Compensation Discussion and Analysis” below, actual bonus payouts to each named executive officer was below target, and our CEO supported the Compensation Committee’s and the Board’s decision to reduce his bonus payout to 50% of his target amount (a reduction of 56% from the prior year) to help ensure payouts would be made to other employees. Our aggregate 2020 bonus pool was more than 30% below the prior year. At the same time, we are creating a special bonus pool for payments in 2021 to pay employees not otherwise eligible for the Annual Incentive Plan bonus in recognition of the challenges faced by many of our employees, including those who were temporarily furloughed, last year because of the pandemic.

✓	No Merit Increases. We did not provide merit increases for eligible employees, unless required by law.

Compensation Packages are Strongly Aligned with Stockholder Interests

The following chart shows the mix of the primary compensation elements for our CEO and the balance of our NEOs for 2020, including salary, target Annual Incentive Plan payment, long-term incentives (consisting of stock options and the one-time Founder RSUs as defined in the “Compensation Discussion and Analysis”) and other benefits, but excluding one-time cash payments described below related to the Business Combination (which cash the NEOs primarily used to purchase shares of Vertiv common stock). As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

Corporate Governance Highlights

✓

Annual Full Board Elections. We provide for director elections on an annual basis to provide our stockholders with regular input on the composition of our Board of Directors and are proposing to amend our certificate of incorporation to confirm that directors are elected to one-year terms.

✓

Separate Chairman and CEO Roles. We believe that at this time, our continuing separation of the roles of CEO and Chairman enables the Board of Directors to effectively exercise its role in oversight of Vertiv while allowing our CEO to focus on the management of the day-to-day conduct of our business.

✓

Code of Ethics. We have adopted a code of ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics, along with other corporate governance documents, is available on our website, www.vertiv.com.

✓	No Poison Pill. Vertiv does not maintain a poison pill or stockholder rights plan.

✓

Robust Stock Ownership Guidelines. We require executive officers and directors to hold meaningful amounts of stock and to meet these guidelines within five years of first becoming subject to the guidelines, as further set forth below under “Stock Ownership Guidelines for Company Officers and Directors.”

✓	Prohibition of Hedging and Pledging. Our insider trading policy prohibits our officers, directors and employees from hedging or pledging our shares.

- 2021 Proxy Statement | 3

Commitment to ESG Initiatives

As a relatively new publicly traded company, we are just starting the process of more formally organizing our efforts in the ESG space. Our approach to ESG will be measured and deliberate, but will be comprehensive. In particular:

✓	Governance. We intend to continue to hold ourselves to high levels of governance standards.

✓

Environmental Initiatives. As a company, we are committed to environmental initiatives. We strive to develop solutions so that our customers can be efficient in their data centers. We do not have legacy environmental problems.

✓	Positive Contributions. We believe in making positive contributions to the communities and societies where we live and work.

✓

Good Leadership. We believe in taking care of our people and their families. As further described in the “Compensation Discussion and Analysis” below, in spite of our strong performance for 2020, our management team and Compensation Committee demonstrated strong leadership by paying lower bonuses to executives compared to the prior year (and below target level) while also making payments to employees who were not eligible for a bonus, including those who were temporarily furloughed last year as a result of the pandemic.

✓

Pandemic Response. We acted responsibly in response to the pandemic and in our resulting interactions with clients, employees and government entities. As further described in this proxy statement, our Board of Directors reviews risk in various areas, including with respect to appropriately tying compensation to short-term and long-term goals, and we expect our executive officers and other employees to manage risk for their areas of responsibility as well.

✓

Sustainability. With sustainability at the forefront of our minds, we continue to create more energy efficient products. From designing products that consume less power and less water, we are constantly challenging ourselves and partnering with our customers to bring the sustainability mindset into the conversation.

4 |	- 2021 Proxy Statement

GENERAL INFORMATION

We are making this proxy statement available to our stockholders on or about April     , 2021 in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting, which will be held on June 15, 2021 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2021. In light of the COVID pandemic and to support the well-being of our stockholders, the Annual Meeting will be completely virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2021. You will need the 16-digit control number that is printed on your proxy card to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the meeting to ensure you are logged in when the Annual Meeting starts. Please note that you will not be able to attend the Annual Meeting in person. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.

We have one class of outstanding common stock, our Class A common stock, which has one vote per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

What information is included in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors, Board Committees and corporate governance matters, the compensation of current directors and certain executive officers for the year ended December 31, 2020, and other information.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Why did I receive a one-page notice in the mail regarding the Internet availability of the Proxy Materials instead of a full set of the Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Committee (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we have elected to furnish our Proxy Materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are five proposals to be voted on at the Annual Meeting:

1.

Election of Directors: elect nine directors to our Board of Directors for a term of one year expiring at the annual meeting of stockholders to be held in 2022 and until such director’s successor has been duly elected and qualified;

2.	Say-on-Pay: approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3.	Frequency of Say-on-Pay: approve, on an advisory basis, the frequency (i.e., every one, two or three years) of future advisory votes to approve the compensation of our named executive officers;

4.	Independent Auditor: ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

5.

Amendment to Certificate of Incorporation: approve an amendment to the certificate of incorporation of the Company to confirm that directors are elected to one-year terms by correcting a scrivener’s error.

The Board of Directors recommends that you vote FOR each of proposals 1, 2, 4 and 5 and ONE YEAR for proposal 3.

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our Annual Meeting, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

- 2021 Proxy Statement | 5

Who may vote at the meeting?

Holders of Class A common stock, together as a single class, as of the close of business on April 20, 2021, the Record Date, may vote at the Annual Meeting.

How many votes do I have?

As of the Record Date, there were                shares of Class A common stock outstanding and there were no shares of Class B common stock outstanding. Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date.

What vote is required for each proposal?

For proposal 1, the election of directors, each director must be elected by a plurality of the votes cast. This means that the nine nominees receiving the largest number of “FOR” votes will be elected as directors.

Proposal 2, the approval, on an advisory basis, of the compensation of our named executive officers, proposal 3, the approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers, proposal 4, the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and any other proposals that may come before the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon. Proposal 5, the amendment to our certificate of incorporation must receive the affirmative vote of the holders of at least two thirds of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class (that is, a majority of the outstanding Class A common stock).

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast in respect of proposals 1, 2, 3 and 4 to be voted on at the Annual Meeting, and as a result, have no impact on those proposals. However, for proposal 5, any abstentions or broker non-votes will have the effect of a no vote.

What constitutes a “quorum”?

The holders of a majority of the voting power of the shares of Class A common stock issued, outstanding and entitled to vote, either in person or represented by proxy, constitute a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record.

•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

•	Vote by Internet. Visit www.proxyvote.com to vote via the Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voter instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voter instruction form for Internet voting availability.

•	Vote by Telephone. Call toll-free 1-800-690-6903 in the United States or from foreign countries from any touch-tone telephone and follow the instructions. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voter instruction forms provided by their brokers, trustees, banks or other nominees.

6 |	- 2021 Proxy Statement

•	Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voter instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voter instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voter instruction form but do not indicate your voting preferences, please see “How are abstentions and broker non-votes counted?” regarding whether your broker, bank or other holder of record may vote your uninstructed shares on each proposal.

•	Vote at the Annual Meeting. All stockholders as of the close of business on the Record Date can vote at the Annual Meeting via the Annual Meeting website. There will not be a physical meeting location. Any stockholder of record as of the Record Date can attend the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/VRT2021 where such stockholders may vote during the special meeting. The Annual Meeting starts at 11 a.m., Eastern Time. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m., Eastern Time. Please have your 16-digit control number to join the Annual Meeting webcast. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VRT2021.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting virtually and voting at the Annual Meeting via the Annual Meeting website. If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain routine proposals but cannot vote on other proposals. Proposals 1, 2, 3 and 5 are not considered routine proposals. Proposal 4 is a “routine” proposal. If you hold shares in street name and do not vote on proposal 1, 2, 3 or 5, your shares will not be voted in respect of those proposals and will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

We are paying the costs of the solicitation of proxies, which we anticipate will be approximately $10,000. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voter instructions.

How can I attend the Annual Meeting?

You may attend the Annual Meeting and vote your shares in person online during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2021. You will need the 16-digit control number that is printed on your proxy card to enter the Annual Meeting. If you are a beneficial owner and do not have your 16-digit control number, contact your banker, broker or other nominee. Please note that you will not be able to physically attend the Annual Meeting in person, but may attend the Annual Meeting in person online.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K on or before the fourth business day after the Annual Meeting concludes.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

We may satisfy SEC rules regarding delivery of our Proxy Materials, including our proxy statement, or delivery of the Notice of Internet Availability of Proxy Materials by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as householding. To the extent we have done so, we have delivered only one set of the Proxy Materials or one Notice of Internet Availability of Proxy Materials, as applicable, to stockholders who share an

- 2021 Proxy Statement | 7

address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to promptly deliver, upon written or oral request, a separate copy of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2020 and/or our Notice of Internet Availability of Proxy Materials, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please follow the instructions on our Notice of Internet Availability of Proxy Materials.

If your shares are held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2020 and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, please contact your brokerage firm or bank. If your brokerage firm or bank is unable or unwilling to assist you, please contact our Investor Relations department at our executive office by calling 614.841.6776. Stockholders sharing an address who are receiving multiple copies of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials may request to receive a single copy of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, by contacting our Investor Relations department at our executive office by calling 614.841.6776.

Whom should I contact if I have additional questions?

You can contact our Investor Relations department at our executive office at 614.841.6776. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the Investor Relations page of our corporate website at www.investors.vertiv.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements and schedules and amendments thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Vertiv Holdings Co

Attn: Investor Relations

1050 Dearborn Dr

Columbus, Ohio 43085

8 |	- 2021 Proxy Statement

Proposal 1: Election of Directors

At the Annual Meeting, stockholders will vote to elect the nine nominees named in this proxy statement as directors. Each of the directors elected at the Annual Meeting will hold office until the 2022 annual meeting of Stockholders and until his/her successor has been duly elected and qualified. Our Board of Directors has nominated each of David M. Cote, Rob Johnson, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Robin L. Washington and Edward L. Monser to serve as directors for terms expiring at the 2022 annual meeting of Stockholders and until each of their successors has been duly elected and qualified. The persons named as proxies will vote to elect each of David M. Cote, Rob Johnson, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Robin L. Washington and Edward L. Monser unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All the nominees are currently serving as directors and we do not expect that the nominees will be unavailable or will decline to serve. Information about each of the director nominees is set forth below.

Our Board of Directors recommends that you vote FOR each of the nominees for our Board of Directors in this proposal 1.

Nominees for Election

The following sets forth certain information about our directors as of the date of this proxy statement.

Directors

DAVID M. COTE Age: 68 Director Since: 2020 Occupation: Executive Chairman of the Board

Background:

Mr. Cote has served as our Executive Chairman of our Board of Directors since February 7, 2020. From April 2018 until the Business Combination, Mr. Cote served as Chief Executive Officer, President and Secretary, and Chairman of the Board of Directors of GSAH. Mr. Cote served as Chairman and Chief Executive Officer of Honeywell from July 2002 to March 2017. Most recently, Mr. Cote was Executive Chairman of the Board at Honeywell until April 23, 2018. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote was a director of the Federal Reserve Bank of New York from March 2014 to March 2018. Mr. Cote has served as a director of Juniper Industrial Holdings, Inc. since March 2020.

Qualifications:

Mr. Cote was selected to serve on our Board due to his significant leadership experience and his extensive management and investment experience, including in the industrial sector.

- 2021 Proxy Statement | 9

ROB JOHNSON Age: 54 Director Since: 2020 Occupation: Chief Executive Officer

Background:

Mr. Johnson has served as our Chief Executive Officer and one of our directors since February 7, 2020. From December 2016 until the Business Combination, Mr. Johnson served as the Chief Executive Officer of Vertiv and was Vertiv’s first CEO. Prior to December 2016, he had been an operating partner at venture capital firm Kleiner Perkins Caufield & Byers (“Kleiner Perkins”) from 2014 to 2016. From 2013 to 2014, Johnson worked in executive positions at Consolidated Container Corporation. Prior to Consolidated Container Company, Mr. Johnson had a five-year tenure, between 2008 and 2013, in executive positions at A123 Systems (formerly NASDAQ: AONE), a global manufacturer of lithium ion batteries. On October 16, 2012, A123 Systems voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code and, on January 29, 2013, A123 Systems completed the sale of substantially all of its assets and operations. Mr. Johnson was the Chief Executive Officer of American Power Conversion (formerly NASDAQ: APCC) (“APC”) from 2006 until 2007, where he managed the company’s sale to Schneider Electric (OTC: SBGSY) for $6.1 billion in 2007. Prior to his CEO role at American Power Conversion, Mr. Johnson was a general manager at APC with responsibility for power management, thermal management, IT infrastructure, along with software and controls. Before his roles at APC, Mr. Johnson led Systems Enhancement Corporation, a company he founded to create innovative software and hardware solutions for the data center industry. He sold that company to American Power Conversion in 1997. Mr. Johnson earned a Bachelor of Science and honorary Ph.D. in Engineering Management from The Missouri University of Science and Technology. He was elected into the Engineering Management Academy of Sciences. He served on several boards in the past and is the co-author of “Executing Your Business Transformation,” a guide for companies navigating major changes published in 2010. Rob Johnson is the brother of Patrick Johnson who serves as our Executive Vice President of Information Technology and Edge Infrastructure.

Qualifications:

Mr. Johnson was selected to serve on our Board due to his knowledge of the data center industry and his experience operating Vertiv for the past 4 years.

JOSEPH VAN DOKKUM Age: 67 Director Since: 2020 Occupation: Director

Background:

Mr. van Dokkum has served as one of our directors since February 7, 2020. Mr. van Dokkum is Chairman of Imperative Science Ventures, a venture capital firm focused on science breakthroughs. From 2009 to 2019, he was an Operating Partner with Kleiner Perkins in Menlo Park, CA, where he worked closely with his investment partners and the leadership of their start-up and growth portfolio companies to accelerate commercialization and scale the businesses. Prior to 2009, Mr. van Dokkum served for seven years as President of UTC Power, a division of United Technologies Corporation (NYSE: UTX), where he was instrumental in organically growing UTC Power’s power generation products and service offerings, including fuel cells, renewable power solutions and combined cooling, heating and power applications for the commercial building markets. Prior to his tenure with UTC Power, Mr. van Dokkum was with Siemens (OTC: SIEGY) for 17 years. For the last six of those years, he served as President and Chief Executive Officer of Siemens Power Transmission & Distribution, Inc. during which time he augmented the company’s traditional power equipment, such as switchgear, power breakers, transformers and regulators, with intelligent systems and controls. This effort returned profitability to the business and enabled the expansion of the product portfolio through numerous acquisitions. Mr. van Dokkum serves on the boards of Ionic Materials, Inc. and Solidia Technologies. He earned his Bachelor’s and Master’s Degrees in Electrical Engineering from the Institute of Technology, Albertus Magnus.

Qualifications:

Mr. van Dokkum was selected to serve on our Board due to his extensive leadership experience and industry knowledge.

10 |	- 2021 Proxy Statement

ROGER FRADIN Age: 67 Director Since: 2020 Occupation: Director

Background:

Mr. Fradin has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Fradin served as one of GSAH’s directors. Mr. Fradin joined Honeywell in 2000 when Honeywell acquired Pittway Corporation. Mr. Fradin served as President and Chief Executive Officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014. Mr. Fradin served as vice chairman of Honeywell from April 2014 until his retirement in February 2017. Mr. Fradin is also a consultant for The Carlyle Group and an advisor to Seal Rock Partners. Mr. Fradin received his MBA and BS degrees from The Wharton School at the University of Pennsylvania, where he has also served as a member of the faculty. Mr. Fradin is currently the Chairman of Victory Innovation, a Carlyle Group company, and a director of L3Harris Technologies Inc. (NYSE: LHX), Resideo Technologies Inc. (NYSE: REZI) and Juniper Industrial Holdings, Inc. (NYSE: JIH.U), where he previously served as Chief Executive Officer from October 2019 until January 2020, and was formerly a director of MSC Industrial Direct Co., Inc. (Nasdaq: MSM) and Pitney Bowes Inc. (NYSE: PBI).

Qualifications:

Mr. Fradin was selected to serve on our Board due to his deep industrial expertise, specifically in the automation and control solutions sectors, as well as for his experience overseeing acquisitions.

JACOB KOTZUBEI Age: 52 Director Since: 2020 Occupation: Director

Background:

Mr. Kotzubei has served as one of our directors since February 7, 2020. Mr. Kotzubei joined Platinum Equity, a private equity firm, in 2002 and is a Partner at the firm. Mr. Kotzubei serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4.5 years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors of Key Energy Services, Inc. (NYSE: KEG), Ryerson Holding Corporation (NYSE: RYI) and Verra Mobility Corporation (NASDAQ: VRRM). Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law, where he was elected a member of the Columbia Law Review.

Qualifications:

Mr. Kotzubei was selected to serve on our Board due to his experience in executive management oversight, private equity, capital markets, mergers and acquisitions and other transactional matters.

- 2021 Proxy Statement | 11

MATTHEW LOUIE Age: 43 Director Since: 2020 Occupation: Director

Background:

Mr. Louie has served as one of our directors since February 7, 2020. Mr. Louie joined Platinum Equity in 2008 and is a Managing Director at the firm. Mr. Louie serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2008, Mr. Louie was an investment professional at American Capital Strategies, a middle- market focused private equity firm. Prior to American Capital, Mr. Louie worked in venture capital and growth equity at both Canaan Partners and Agilent Technologies, and in investment banking at Donaldson, Lufkin & Jenrette. Mr. Louie holds undergraduate degrees in both Economics as well as Political Science from Stanford University and a MBA from Harvard Business School.

Qualifications:

Mr. Louie was selected to serve on our Board due to his experience related to private equity, capital markets, transactional matters and post-acquisition oversight of operational performance at portfolio companies.

EDWARD L. MONSER Age: 70 Director Since: 2020 Occupation: Director

Background:

Mr. Monser has served as one of our directors since February 7, 2020. Mr. Monser serves on the board of directors for Air Products & Chemicals, Inc. (NYSE: APD), where he is the Lead Director and a member of the Governance and the Management Development and Compensation Committees, and Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP), where he is on the Audit and Compensation Committees. From 2010 to 2018, Mr. Monser served as president of Emerson (NYSE: EMR), where he had more than 30 years of experience in senior operational positions and played a key role in its globalization. From 2001 to 2015, he was a member of Emerson’s Office of the Chief Executive and served as its Chief Operating Officer. Mr. Monser is active in promoting international understanding and trade and was vice chairman of the U.S.- India Strategic Partnership Forum. He has served on the advisory Economic Development Board for China’s Guangdong Province, the board of advisors for South Ural State University in Chelyabinsk, Russia and the board of the U.S.-China Business Council, where he was also vice chairman. Mr. Monser received a Bachelor’s Degree in electrical engineering from Illinois Institute of Technology in 1980 and has a Bachelor’s Degree in education from Eastern Michigan University. He is an alumnus of the executive education program at the Stanford University Graduate School of Business.

Qualifications:

Mr. Monser was selected to serve on our Board due to his extensive experience in key management positions, including at Emerson when Vertiv was part of that company.

12 |	- 2021 Proxy Statement

STEVEN S. REINEMUND Age: 73 Director Since: 2020 Occupation: Director

Background:

Mr. Reinemund has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Reinemund served as one of GSAH’s directors. Mr. Reinemund served as Dean of Business at Wake Forest University from July 2008 to June 2014, an organization he joined after a 23-year career with PepsiCo, Inc. (NASDAQ: PEP) (“PepsiCo”). At PepsiCo, Mr. Reinemund served as Executive Chairman from October 2006 to May 2007, and as Chairman and Chief Executive Officer from May 2001 to October 2006. Prior to being Chief Executive Officer, he was PepsiCo, Inc.’s President and Chief Operating Officer from September 1999 to May 2001. Mr. Reinemund began his career with PepsiCo, Inc. in 1984 at Pizza Hut, Inc. and held other positions until he became president and Chief Executive Officer of Frito-Lay’s North American snack division in 1992. He became Chairman and Chief Executive Officer of Frito-Lay’s worldwide operations in 1996. Mr. Reinemund was a director of Johnson & Johnson (NYSE: JNJ) from 2003 to 2008, American Express Company (NYSE: AXP) from 2007 to 2015, Exxon Mobil Corporation (NYSE: XOM) from 2007 to 2020, and Marriott International, Inc. (Nasdaq: MAR) from 2007 to 2020. Mr. Reinemund currently serves as a director and chair of the compensation committee of Walmart Inc. (NYSE: WMT), and Mr. Reinemund also currently serves as a director of Chick-fil-A, Inc. and GS Acquisition Holdings Corp II SPAC. He also serves on the Board of Directors at USNA Foundation. A graduate of the United States Naval Academy in 1970, Mr. Reinemund served five years as an officer in the United States Marine Corps, achieving the rank of Captain. He received an MBA from the University of Virginia, and has been awarded honorary doctorate degrees by Johnson and Wales University and Bryant University.

Qualifications:

Mr. Reinemund was selected to serve on our Board due to his considerable business leadership roles, mergers and acquisitions experience and his relevant board expertise.

ROBIN L. WASHINGTON Age: 58 Director Since: 2020 Occupation: Director

Background:

Robin L. Washington serves on the Board of Directors of Alphabet, Inc. (NASDAQ: GOOG), where she is chair of the leadership development and compensation committee, Honeywell International, Inc. (NYSE: HON), and Salesforce.com (NYSE: CRM), where she chairs the audit committee. Ms. Washington served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc., from May 2008—November 2019 where she oversaw Global Finance, Facilities and Operations, Investor Relations and the Information Technology organizations. Prior to Gilead, Ms. Washington was the Chief Financial Officer of Hyperion Solutions Inc. from January 2006 until it was acquired by Oracle Corporation in March 2007. Prior to that, she spent nearly 10 years at Peoplesoft, Inc. where she served in a number of executive financial positions. Ms. Washington is also a member of the Presidents Council & Ross Business School Advisory Board, University of Michigan; the UCSF Benioff Children’s Hospital Oakland Board of Directors; and a trustee of the Financial Accounting Foundation. She is a certified public accountant and holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University.

Qualifications:

Washington was selected to serve on the board due to her extensive experience in management, operations and accounting in the life sciences and technology sectors along with her financial expertise.

- 2021 Proxy Statement | 13

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Board of Directors consists of nine directors. In accordance with our certificate of incorporation and bylaws, the number of directors on our Board of Directors will be determined from time to time by the Board of Directors.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by the remaining directors.

Directors may be removed only for cause by the affirmative vote of a majority of our outstanding shares of Class A common stock. At any meeting of the Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Director Independence

The rules of the New York Stock Exchange (“NYSE”) require that a majority of our Board be independent. An independent director is defined generally as a person that, in the opinion of the company’s Board of Directors has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) that would be inconsistent with a determination that the director is independent in accordance with independence requirements under our Corporate Governance Guidelines and as implemented by NYSE. We currently have five independent directors as defined in the NYSE rules and applicable SEC rules. Our Board has determined that each of Roger Fradin, Robin L. Washington, Joseph van Dokkum, Edward L. Monser and Steven S. Reinemund is an independent director under applicable SEC and NYSE rules.

Board of Directors Leadership Structure

We currently separate the roles of chairman of the Board of Directors and Chief Executive Officer. Mr. Cote serves as Chairman of our Board of Directors. This structure enables the Board of Directors to effectively exercise its role in oversight of Vertiv while allowing our Chief Executive Officer to focus on the management of the day-to-day conduct of our business. The Board of Directors may review and change its leadership structure in the future.

14 |	- 2021 Proxy Statement

Board of Directors Role in Risk Oversight

It is the duty of our Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of our Company. The specific risk areas of focus for the Board of Directors and each of its Committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight

Board of Directors

•  Our Board engages in the oversight of risk in various ways.

•  Sets goals and standards for our employees, officers and directors.

•  Reviews the structure and operation of our various departments and functions. In these reviews, our Board of Directors discusses with management material risks affecting those departments and functions and management’s approach to mitigating those risks.

•  Reviews and approves management’s operating plans and any risks that could affect the results of those operating plans.

•  In its review of Annual Reports on Form 10-K (including any amendments thereto), our Board of Directors reviews our business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the reports.

•  When our Board of Directors reviews particular transactions and initiatives that require its approval, or that otherwise merit its involvement, it generally includes related analysis and risk mitigation plans among the matters addressed with senior management. The day-to-day identification and management of risk is the responsibility of our management.

•  As the market environment, industry practices, regulatory requirements and our business evolve, we expect that senior management and our Board of Directors will respond with appropriate risk mitigation strategies and oversight.

Audit Committee

•  Discusses with management the major financial, legal, compliance and other significant risks faced by the Company.

•  Works directly with members of senior management and our internal audit team to review and assess (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors.

•  Reviews our business and related risks quarterly in connection with the preparation of Quarterly Reports on Form 10-Q.

Compensation Committee

•  Oversees the management of risks relating to our executive compensation programs and employee benefit plans.

•  Reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to our Board of Directors.

Nominating and Corporate Governance Committee	• Oversees the management of risks relating to our corporate governance structure and director selection process.

Attendance at Board and Committee Meetings and Annual Meeting

During the year ended December 31, 2020:

•	the Board of Directors held four meetings;

•	the Audit Committee held eight meetings;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the Compensation Committee held four meetings.

In the year ended December 31, 2020, no member of our Board of Directors attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the number of meetings held by all Committees of the Board of Directors (during the periods that he or she served on such Committees).

According to our Corporate Governance Guidelines, our directors are expected to make reasonable best efforts to attend the Annual Meeting, meetings of the Board of Directors and meetings of committees on which they serve. Directors are expected to review meeting materials prior to Board and Committee meetings and management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business.

- 2021 Proxy Statement | 15

Board Committees

Our Board has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is composed solely of independent directors. Each Committee operates under a charter that was approved by our Board and has the composition and responsibilities described below. The charter of each Committee is available on our website at www.vertiv.com.

Audit Committee

The members of our Audit Committee are Steven S. Reinemund, Robin L. Washington and Edward L. Monser. Mr. Reinemund serves as the Chairman of the Audit Committee.

Each member of the Audit Committee is financially literate and our Board has determined that Mr. Steven S. Reinemund qualifies as an Audit Committee “financial expert” as defined in applicable SEC rules and has the requisite accounting or related financial management expertise.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including:

•

assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	preparing any report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission;

•

the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services of the Company;

•

pre-approving the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•

review the performance of the independent auditors, including the lead partner of the independent auditors, and make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues; and (3) all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

•	evaluate the independence of the independent auditors;

•	meeting to review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

•

reviewing with management and the independent auditors the following information which is required to be reported by the independent auditor: (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (3) all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and (4) any of our material financial arrangements which do not appear on our financial statements;

•	reviewing with management, the independent auditors and, if appropriate, our director of internal auditing, our annual audited financial statements and quarterly financial statements;

•

reviewing the type and presentation of information to be included in any earnings, or financial press releases as well as review of any financial information and earnings guidance provided to analysts or rating agencies;

•	resolving all disagreements between the independent auditors and management regarding financial reporting;

•

reviewing with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•

establishing and maintaining free and open means of communication between and among the Committee, the independent auditors and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

•	pre-approving the hiring and termination of key leaders in the Company’s financial organization, meaning the CFO and any person who reports directly to the CFO;

16 |	- 2021 Proxy Statement

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Roger Fradin, Joseph van Dokkum and Steven S. Reinemund. Mr. Fradin serves as the chairman of the Compensation Committee.

We have adopted a Compensation Committee charter, which details the purpose and responsibility of the Compensation Committee, including:

•

reviewing at least annually any executive compensation plans of the Company in light of the Company’s goals and objectives with respect to such plans, and, if the Compensation Committee deems it appropriate, adopt, or recommend to the Board of Directors the adoption of, new, or the amendment of existing, executive compensation plans;

•

evaluating annually the performance of the Chief Executive Officer in light of our goals and objectives, including the goals and objectives of any executive compensation plans, and, either as a Committee or together with the other independent directors, determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•

evaluating annually the performance of the other executive officers, if any, of the Company in light of the goals and objectives of any executive compensation plans of the Company, and either as a Committee or together with the other independent directors, determine and approve the compensation of such other executive officers;

•	reviewing and approving any employment agreements, severance or termination arrangements and any other compensatory contracts or arrangements to be made with any executive officer of the Company;

•	administering our equity-based compensation plans;

•

reviewing compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements;

•

reviewing and discussing with management the Compensation Discussion and Analysis required in the proxy statement or annual report, as well as preparing a report on executive compensation to be included in our annual proxy statement or annual report; and

•	evaluating annually the appropriate level of compensation for non-employee directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Joseph van Dokkum, Roger Fradin and Edward L. Monser. Mr. van Dokkum serves as the chairman of the Nominating Committee.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including:

•

identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board of Directors and, if appropriate, establishing procedures to be followed by stockholders in submitting recommendations for Board candidates;

•

developing and recommending to our Board a set of corporate governance guidelines and any other applicable codes of ethics or conduct, which shall be consistent with any applicable laws, regulations and listing standards;

•	overseeing the annual self-evaluation of our Board of Directors, and evaluating and reporting to the Board of Directors on the performance and effectiveness of the Board of Directors; and

•	reviewing on a regular basis the corporate governance principles adopted by the Board of Directors and recommending any desirable changes to the Board of Directors.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

- 2021 Proxy Statement | 17

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Policy Regarding Director Nominations

Our Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee evaluates all factors that it deems appropriate, including the number of current directors, as well as the qualifications set forth in our Corporate Governance Guidelines, including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that it considers appropriate in the context of the needs of the Board of Directors.

In its discretion, the Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above.

In addition to the Board process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Additional Information” in this proxy statement.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with our Board of Directors, the independent directors as a group or any specific member or members of our Board of Directors should send such communications to the attention of our Corporate Secretary, at Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085. Communications should contain instructions on which member or members of the Board of Directors the communication is intended for, if applicable. In general, such communication will be forwarded to the intended recipients. However, the Corporate Secretary may, in her discretion, decline to forward any communications that are abusive, threatening or otherwise inappropriate.

Code of Conduct and Ethics

We have adopted a code of ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, www.vertiv.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Director Compensation

Director Compensation Policy

For 2020, the Board adopted the following compensation structure for directors.

	Original Cash Retainer	Pandemic-Related Reduction in Retainer for the Year	Equity Grant Value

Chairman of the Board	$ 200,000	$ 10,000	$ 480,000

Committee Chair – Audit	$ 150,000	$ 7,500	$ 160,000

Committee Chair – Compensation	$ 130,000	$ 6,500	$ 160,000

Committee Chair – Nom & Governance	$ 115,000	$ 5,750	$ 160,000

Other Board Member	$ 100,000	$ 5,000	$ 160,000

For the second and third quarters of 2020, the cash retainer was reduced by 10% as Vertiv faced the uncertainties presented by the worldwide pandemic. Consistent with actions taken with respect to executive compensation, the Board believed that such a reduction was the right thing to do from a market perspective.

The 2020 annual equity grant consisted of stock options with four-year annual ratable vesting. Consistent with executive compensation, the Board believed that stock option awards served as an appropriate long-term incentive because our directors would share in any increase in the value of our equity following the Business Combination, aligning their long-term

18 |	- 2021 Proxy Statement

interests with those of our public stockholders. The Compensation Committee believes that stock options are an important and effective part of performance-based compensation because the value of the awards to our directors is directly tied to and predicated on increases in our stock price after the grant date, for which our stockholders benefit.

We believe that our director compensation levels are necessary and appropriate in order to attract and retain outstanding talent who possess the proper skill sets to drive Vertiv’s short- and long-term strategies. In determining the levels and mix of director compensation, peer group data is considered. Our Executive Chairman receives a higher level of compensation, with primary focus on equity compensation, due to the active role that he serves in leading the Board and helping management implement our strategy. Further, our Committee Chairs receive higher levels of cash retainers in acknowledgement of the additional workload in leading these Committees.

Vertiv reimburses directors for reasonable and necessary out-of-pocket expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. The Board expects to review director compensation periodically to ensure that the director compensation package remains competitive such that Vertiv is able to recruit and retain qualified directors.

Director Compensation Table

The following table sets forth information concerning the compensation for our directors during fiscal 2020, except that Mr. Johnson’s compensation is reported in the Summary Compensation Table below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

David M. Cote	190,000	—	480,000	22,815	692,815

Joseph van Dokkum	109,250	—	159,999	—	269,249

Roger Fradin	123,500	—	159,999	—	283,499

Jacob Kotzubei	95,000	—	159,999	—	254,999

Matthew Louie	95,000	—	159,999	—	254,999

Edward L. Monser	95,000	—	159,999	—	254,999

Steven S. Reinemund	142,500	—	159,999	—	302,499

Robin L. Washington	95,000	—	159,999	—	254,999

(1)

During fiscal 2020, each director received, on February 7, 2020, an option to purchase 38,647 shares of Class A common stock (115,942 shares in the case of Mr. Cote), with a per share exercise price of $12.05, which was the volume-weighted average price of our Class A common stock over the 20 trading days preceding the closing date under the Merger Agreement. The amounts reported in this column represent the aggregate grant date fair value of such option awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements for the year ended December 31, 2020.

(2)

As of December 31, 2020, the following non-employee directors held the following number of unexercised stock options: David M. Cote: 115,942 shares; Joseph van Dokkum: 38,647 shares; Roger Fradin: 38,647 shares; Jacob Kotzubei: 38,647 shares; Matthew Louie: 38,647 shares; Edward L. Monser: 38,647 shares; Steven S. Reinemund: 38,647 shares; and Robin L. Washington: 38,647 shares. There were no unvested stock awards held by any non-employee director.

(3)

This column requires reporting the amount of other compensation, including personal benefits or perquisites that exceed $10,000 in the aggregate. The amount reported reflects the aggregate incremental cost to the Company of the use of the Company’s chartered aircraft for a business purpose. This cost is being disclosed in the interests of full disclosure, as the usage may be deemed to have a personal benefit under SEC disclosure rules. In addition, our directors may be accompanied by a spouse or guests on our chartered aircraft while on business travel, which does not result in aggregate incremental cost to the Company.

- 2021 Proxy Statement | 19

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.

Name	Age	Position

David M. Cote	68	Executive Chairman of the Board*

Rob Johnson	54	Chief Executive Officer and Director*

Joseph van Dokkum	67	Director*

Roger Fradin	67	Director*

Jacob Kotzubei	52	Director*

Matthew Louie	43	Director*

Ed Monser	70	Director*

Steve Reinemund	73	Director*

Robin Washington	58	Director*

David J. Fallon	51	Chief Financial Officer

Giordano Albertazzi	55	President of Europe, Middle East and Africa

Jason M. Forcier	49	Chief Operations Officer and Executive Vice

Erin Dowd	54	Chief Human Resources Officer

Stephanie Gill	50	Chief Legal Counsel

Sheryl Haislet	55	Chief Information Officer

John Hewitt	51	President of the Americas

Patrick Johnson	50	Executive Vice President of Integrated Rack Systems (January 1, 2021 to present) and Executive Vice President of Information Technology and Edge Infrastructure (through December 31, 2020)

Stephen Liang	62	Chief Technology Officer (February 3, 2021 to present) and President of Asia Pacific (through February 3, 2021)

Gary Niederpruem	46	Chief Strategy and Development Officer

Anand Sanghi	50	President of Vertiv in Australia, New Zealand, Southeast Asia & India (from February 3, 2021)

Robert Jincheng Zhu	58	President of Vertiv in North Asia (from February 3, 2021)

*	Biographical information for each of our directors is set forth under “Proposal 1: Election of Directors—Nominees for Election” above.

David J. Fallon. Mr. Fallon has served as our Chief Financial Officer since February 7, 2020. From July 2017 until the Business Combination, Mr. Fallon served as the Chief Financial Officer of Vertiv and has more than 25 years of experience in financial management with global companies. Prior to joining Vertiv, from 2010 to 2017, Mr. Fallon served as Chief Financial Officer at CLARCOR, Inc. (formerly NYSE: CLC), which was a $1.4 billion filtration company with operations in North America, Europe, Asia, Africa and Australia. From 2009 to 2010, Mr. Fallon served as Vice President of Finance for CLARCOR, Inc. CLARCOR, Inc. was purchased by Parker-Hannifin (NYSE: PH) in February 2017. From 2002 to 2009, Mr. Fallon served as Chief Financial Officer and Vice President of Finance for Noble International (formerly NASDAQ: NOBL), which was a $1.1 billion auto supplier with global manufacturing operations. Prior to joining Noble International, Mr. Fallon served as Treasury Manager at Textron Automotive from 2000 to 2002, a financial analyst at DaimlerChrysler from 1997 to 2000 and as a senior accountant at Deloitte & Touche from 1991 to 1995. Mr. Fallon earned a MBA from the Wharton School of Business and a BS in Business Administration from the University of Dayton. He is certified as a Chartered Financial Analyst® and a Certified Public Accountant (inactive).

Giordano Albertazzi. Mr. Albertazzi has served as our President of Europe, Middle East and Africa since February 2020. From 2016 until the Business Combination, Mr. Albertazzi served as the President of Vertiv in Europe, Middle East and Africa and was responsible for Vertiv’s operations and business development within the region. Mr. Albertazzi began his career at Kone Elevators, where he progressed through operations and product development leadership. Mr. Albertazzi joined Emerson Network Power, a group of Emerson Electric (NYSE: EMR) in 1998 and held positions with increasing responsibility, including Plant Manager from 1999 to 2001, EMEA Marketing and Product Management Director from 2002 to 2004, and Managing Director for the Italian market unit from 2004 to 2006. In 2006, Mr. Albertazzi was promoted to Vice President Services for the Liebert Europe business. In 2011, Mr. Albertazzi was appointed Vice President Services for the broader Europe, Middle East and Africa region, and in 2014 became Vice President Sales. Mr. Albertazzi holds a Bachelor’s Degree in mechanical engineering from the Polytechnic University of Milan and Master’s Degree in management from Stanford University.

20 |	- 2021 Proxy Statement

Jason M. Forcier. Mr. Forcier has served as our Chief Operations Officer and Executive Vice President of Infrastructure and Solutions since February 2020. From May 2019 until the Business Combination, Mr. Forcier served as the Chief Operations Officer of Vertiv and, prior to that role, as Executive Vice President of Infrastructure and Solutions of Vertiv since October 2017, where he has global responsibility for manufacturing, operations, supply chain and quality, as well as leading the large infrastructure and solutions lines of business. Prior to joining Vertiv, Mr. Forcier spent eight years at A123 Systems, a global manufacturer of lithium ion batteries, where he was the Chief Executive Officer from 2013 until 2017 and member of the board of management. Mr. Forcier joined and established the automotive business of A123 Systems in 2009 and was a member of the executive management team that led the company through its initial public offering on the NASDAQ. On October 16, 2012, A123 Systems voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and, on January 29, 2013, A123 Systems completed the sale of substantially all of its assets and operations. Prior to joining A123 Systems, Mr. Forcier served as Vice President and General Manager of the global electronics business of Lear Corporation (NYSE: LEA) and as the North American President, Automotive Electronics Division of Robert Bosch LLC. Over the course of his 12-year career with Bosch, he was also a co-founder and Chief Executive Officer of ETAS, Inc., a Bosch Subsidiary. Mr. Forcier earned a Bachelor’s Degree in mechanical engineering from GMI Engineering & Management Institute (now Kettering University) and a Master’s Degree in business administration from the University of Michigan.

Erin Dowd. Ms. Dowd has served as our Chief Human Resources Officer since January 2021, and is responsible for the development and execution of our global human resources strategy including talent management, employee engagement, performance development and total rewards. Ms. Dowd joined Vertiv in 2018 as vice president of HR for the Vertiv’s global business units. Prior to joining Vertiv, Ms. Dowd spent more than 20 years in human resources leadership with The Compass Group and Hewlett Packard (NYSE: HPE). Ms. Dowd is a decorated U.S. Army veteran, retiring from service with the rank of Colonel. Ms. Dowd earned her bachelor’s degree from the University of New Hampshire and holds a master’s degree in business from Tennessee State University. Further, Ms. Dowd holds several certifications in coaching, performance development and employee relations law.

Stephanie Gill. Ms. Gill has served as our Chief Legal Counsel since January 2021 and is responsible for Vertiv’s global legal strategy, corporate compliance and regulatory functions. Prior to joining Vertiv, Ms. Gill served as the vice president, general counsel and corporate secretary of CNX (NYSE: CNX), a publicly traded exploration and production company. Ms. Gill started her legal career as an associate in the corporate group at Jones Day. After Ms. Gill’s tenure at Jones Day, she joined Buchanan Ingersoll & Rooney, where she was promoted to partner, working with various public and private companies in the telecommunications, healthcare, oil and gas and real estate development industries focusing her practice primarily on mergers and acquisitions, federal securities law compliance, corporate finance transactions and executive compensation. While in law school, Ms. Gill also served as a law clerk in the United States Bankruptcy Court for the Western District of Pennsylvania. Ms. Gill is a graduate of The Wharton School of Business of The University of Pennsylvania with a bachelor of science degree in economics and a concentration in accounting and of The Dickinson School of Law of Penn State University, where she received her doctorate of jurisprudence and was the managing editor of The Law Review.

Sheryl Haislet. Ms. Haislet has served as our Chief Information Officer since February 2020. Prior to joining Vertiv, from October 2015 to September 2019, Ms. Haislet was the Chief Information Officer and Vice President of Information Technology and Digital Office at Adient plc, a $17 billion global automotive seating manufacturer. Prior to joining Adient, Ms. Haislet spent twenty-five years with Johnson Controls (NYSE: JCI). At Johnson Controls, Ms. Haislet held a variety of positions of increasing seniority, culminating in her being appointed Chief Information Officer and Vice President of Information Technology, Power Solutions, in October 2014. Ms. Haislet holds an executive MBA from the Quantic School of Business and Technology, a Graduate Certificate in SAP from Central Michigan University, a Masters in computer information systems from Grand Valley State University and a BA from the University of Michigan.

John Hewitt. Mr. Hewitt has served as our President of the Americas since February 2020. From October 2017 until the Business Combination, Mr. Hewitt served as President of the Americas of Vertiv, with responsibility for business development and operations in the United States, Central and Latin America and Canada. Mr. Hewitt is a global business executive with more than 25 years of experience leading both high-growth and turnaround businesses through multiple market cycles in the technology and industrial markets. Prior to joining Vertiv, Mr. Hewitt held a variety of global P&L, strategy, business development and financial leadership roles in the United States, EMEA, South America and Asia. In 2017, he served as Vice President and Managing Director at Aptiv PLC (NYSE: APTV), a global technology and mobility company primarily serving the automotive sector. From 2014 to 2016, he served as Senior Vice President and General Manager at TE Connectivity Ltd. (NYSE: TEL), a global industrial technology provider of connectivity and sensor solutions. Mr. Hewitt earned a Bachelor’s in Finance and Accounting from Oklahoma State University and an MBA in International Business from the Thunderbird School of Global Management.

- 2021 Proxy Statement | 21

Patrick Johnson. Mr. Johnson has served as our Executive Vice President of Integrated Rack Systems since January 1, 2021 and was previously our Executive Vice President of Information Technology and Edge Infrastructure (“ITEI”) from February 2020 to December 2020. From November 2017 until the Business Combination, Mr. Johnson served as Vertiv’s Executive Vice President of the ITEI. Mr. Johnson started his career with Systems Enhancement Corporation, which was sold to APC in 1997. Mr. Johnson held various positions with APC for 10 years until it was acquired by Schneider Electric in 2007. From 2010 to 2016, Mr. Johnson was Vice President of Rack Systems at Schneider Electric and was then promoted to Senior Vice President of Datacenter Systems, having responsibility for the product lines of Racks, Rack PDUs, Thermal and Software. In late 2016, Mr. Johnson joined Artesyn Embedded Technologies, where he served as Senior Vice President of Strategic Initiatives. Mr. Johnson earned a BS in engineering management from The Missouri University of Science and Technology. Patrick Johnson is the brother of Rob Johnson who serves as our Chief Executive Officer.

Stephen Liang. Mr. Liang has served as our Chief Technology Officer since February 3, 2021 and was previously our President of Asia Pacific from February 2020 to February 2021. Mr. Liang previously served as the President of Vertiv in Asia Pacific where he was responsible for Vertiv’s operations and business development in the Asia Pacific region. Mr. Liang began working at Emerson Electric (NYSE: EMR) in 1994 in the Astec business, a business specializing in power supply solutions for the computing and communications industries. While at Astec, Mr. Liang served as Vice President of Manufacturing Operations in the Philippines and was then promoted to Executive Vice President of Asian Operations in 1998. In 2001, Mr. Liang was promoted to President of Emerson Network Power China, leading the merging of four organizations and migrating R&D and production facilities. In 2009, Mr. Liang became President, Emerson Network Power Asia Pacific, responsible for all of Network Power’s Asia Pacific businesses including China, India and Australia. In 2014, as Group Vice President, Mr. Liang also managed the global telecom business. Mr. Liang holds a Bachelor’s Degree and a Master’s Degree in mechanical engineering from the Massachusetts Institute of Technology.

Gary Niederpruem. Mr. Niederpruem has served as our Chief Strategy and Development Officer since February 7, 2020. From 2018 until the Business Combination, Mr. Niederpruem served as the Chief Strategy and Development Officer of Vertiv and was responsible for leading the marketing, strategy and M&A functions. Mr. Niederpruem has more than 20 years of experience in analyzing market trends, engaging customers and setting corporate-wide and business unit offering strategies to align with the market. Mr. Niederpruem has driven strategy and growth initiatives through both organic and inorganic activities. Prior to joining Vertiv, Mr. Niederpruem held a variety of P&L and product management leadership roles at Emerson Electric (NYSE: EMR) and Danaher (NYSE: DHR). From 2011 to 2014, Mr. Niederpruem was the General Manager of the Integrated Modular Solutions business and Vice President of Product Management of Emerson. In 2014, he was named Vice President of Global Marketing for Emerson Network Power, a group of Emerson, and, in mid-2016, he assumed oversight for the strategy function serving as Executive Vice President, Marketing, Strategy and Development. Mr. Niederpruem attended John Carroll University where he received a Bachelor’s Degree in marketing and logistics and he has a Master’s Degree in business from the University of Notre Dame.

Anand Sanghi. Mr. Sanghi has served as our President for Vertiv Australia, New Zealand, Southeast Asia and India (ASI) since February 2021. Mr. Sanghi is responsible for Vertiv’s business development and operations in those regions. Mr. Sanghi has spent more than 26 years in the technology and engineering space in the Asia-Pacific region. Mr. Sanghi joined Emerson Network Power, a group of Emerson Electric (NYSE: EMR), in 2001 as director of planning and achieved positions of increasing responsibility before being appointed president of Vertiv Asia in 2017. Prior to joining Emerson Network Power, Mr. Sanghi led a start-up business and held positions with Emerson and Copeland Corporation. Mr. Sanghi earned his Bachelor’s Degree in electrical and electronics engineering from the Indian Institute of Technology and his MBA from the Indian Institute of Management.

Robert Zhu. Mr. Zhu has served as our President of Vertiv North Asia since February 2021. Mr. Zhu is responsible for Vertiv’s business development in the region which includes Greater China, Korea and Japan. Mr. Zhu has built his career over three decades in engineering, sales and executive management. Mr. Zhu joined Vertiv in 2017 as the President of Greater China, with his role and responsibilities expanding to North Asia in 2020. Prior to joining Vertiv, Mr. Zhu held leadership positions with ABB (NYSE: ABB) and Tyco International, now Johnson Controls International (NYSE: JCI). Mr. Zhu holds a Bachelor’s Degree in engineering from North China Electric Power University in China, a Master’s of engineering degree from RMIT University and a MBA from Monash University in Australia.

22 |	- 2021 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is structured to reward performance consistent with our short-term and long-term goals, to reflect our business strategy and our organizational structure, to support our goal of delivering long-term value to our stockholders and to align with our near-term strategic and operational goals. This Compensation Discussion and Analysis (“CD&A”) reviews the objectives and components of our executive compensation program and discusses the 2020 compensation earned by our chief executive officer, chief financial officer and the next three highly compensated executive officers (collectively, our “named executive officers” or “NEOs”), who are listed below.

Robert Johnson Chief Executive Officer	David Fallon Chief Financial Officer	Stephen Liang Chief Technology Officer* * During fiscal 2020, Mr. Liang’s principal position was President of Asia Pacific.	Jason Forcier Chief Operations Officer and EVP Critical Infrastructure & Solutions	John Hewitt President of the Americas

We are dedicated to a pay-for-performance philosophy with compensation tied to, and which rewards our executive officers for, both short-term and long-term performance of the Company. This CD&A summarizes several of our performance highlights in 2020, which include successfully completing the Business Combination and becoming a public operating company. We are proud of our transformative year and our operational performance, as reflected in our stock price performance, which significantly outperformed our peers and the S&P 500 during fiscal 2020, despite a worldwide pandemic. On December 31, 2020, our closing stock price was $18.67, representing an increase of approximately 87% from the February 2020 $10 PIPE Investment Price (as defined below). With this as a backdrop, we describe below our executive compensation program for fiscal 2020.

Performance Summary for 2020

1	Successful Business Combination and Special One-Time Transaction Compensation

Our predecessor company, GS Acquisition Holdings Corp. (“GSAH”), was a special purpose acquisition company that went public in June 2018. In December 2019, GSAH announced a signed merger agreement (the “Merger Agreement”) that would result in the combination of GSAH with the Vertiv business. This Business Combination closed on February 7, 2020 and Vertiv began trading thereafter as a public operating company on the NYSE. At the same time, Vertiv closed a $1.2 billion investment transaction in which investors paid a $10 per share price for our Class A common stock (the “PIPE Investment Price”).

- 2021 Proxy Statement | 23

Our 2020 compensation paid to our NEOs included one-time cash and equity components related to the Business Combination. These components will not be part of their ongoing annual compensation because they were tied to previous commitments that pre-dated the Business Combination by an affiliate of Platinum Equity, VPE Holdings, LLC (or its affiliate), as owner of the Vertiv business and were included in the Merger Agreement negotiations. See the descriptions under “One-Time Transaction Exit Bonus Cancellation Payments Reinvested in Company Stock” and “Special One-Time Founder RSUs”.

2	Strategic Compensation-Related Responses to the Pandemic

Only weeks after the Business Combination, on March 11, 2020, the World Health Organization designated the outbreak of the novel strain of coronavirus, known as COVID, as a global pandemic. In response to the resulting economic challenges, in addition to the business-focused actions described below, we took actions related to compensation matters:

•

Temporarily Reduced Salaries and Director Retainers. In April 2020, as part of a broader effort to conserve cash and mitigate the near-term impact of the pandemic on our business, the Compensation Committee approved an immediate reduction by 10% in officers’ salaries (including those of our NEOs) and non-employee directors’ retainers. We also temporarily suspended our 401(k) match. We reverted to pre-reduction pay rates in November 2020 following careful review of our response to the pandemic.

•

Delayed Equity Grants. Although part of the Merger Agreement, we delayed grants of restricted stock units (“RSUs”) to our NEOs until several months after grants were made to other employees during the economic uncertainty of the early days of the pandemic.

•	Adopted Work-From-Home and Safety Policies. For our employees, we introduced a work-from-home policy—where possible—and implemented safety and hygiene protocols in our workplaces.

•

Retained Achievement of Key Metrics in Our Annual Incentive Plan (“AIP”). We recognized that any determination of cash incentive payouts for 2020 should be based on achievement of financial and non-financial metrics for the year, while recognizing that re-setting specific targets to account for the unexpected pandemic would not be an effective incentive, and that we should also take into account individual performance among our employees in different roles and locations during this unique and challenging year.

•

Reduced Bonus Payouts. As further described under “Annual Incentive Plan” below, actual bonus payouts to each named executive officer was below target, and our CEO supported the Compensation Committee’s and the Board’s decision to reduce his bonus payout to 50% of his target amount (a reduction of 56% from the prior year) to help ensure payouts would be made to other employees. Our aggregate bonus pool was more than 30% below the prior year. At the same time, we are creating a special bonus pool for payments in 2021 to pay employees not otherwise eligible for the Annual Incentive Plan bonus in recognition of the challenges faced by many of our employees, including those who were temporarily furloughed, last year because of the pandemic.

•	No Merit Increases. We did not provide merit increases for eligible employees, unless required by law.

3	Positioned for Long-Term Growth Despite the Pandemic

To date, COVID has surfaced in nearly all regions around the world and has impacted our sales channels, supply chain, manufacturing operations, workforce and other key aspects of our operations. In response to the resulting economic challenges from the global pandemic, the Company took action to mitigate the impact of the pandemic on our business, to preserve our cash and to position us for long-term growth in the face of uncertainty. For example:

•

Reduced Costs. Our actions related to COVID to reduce costs through furloughs, a strategic hiring freeze, discretionary spending cuts, elimination of merit increases, temporary reductions in salary and 401(k) matching and other actions were targeted to reduce costs by approximately $60 million.

•	Focused on Supplier Issues. We established a daily global cadence of reviewing both internal and external supplier issues created as a result of the pandemic.

•	Worked with Governments. We achieved essential status to operate in all regions by working with both local and national governments in order to ensure compliance with applicable regulations.

•	Adopted Work Flexibility. We adopted a global work-from-home policy for personnel able to work remotely and leveraged our adoption of video communications to maintain efficiency.

•	Limited Travel. We continue to limit travel to essential business need.

•	Implemented CDC Guidelines. We implemented CDC guidelines in all our operations globally, including mask usage, distancing, dividers, sanitizing, temperature checks, and closing common spaces.

•	Adhered to Precautionary Measures. We are aggressively using testing, quarantines and hiring to manage any absenteeism to less than 10% in all locations while safely maintaining operations.

24 |	- 2021 Proxy Statement

4	Achieved Impressive Strategic and Financial Results(1)

As a result of the efforts above, and regardless of the headwinds from the pandemic, we reported the following financial results for 2020:

•	Increased Adjusted EBITDA. Fixed cost focus drove approximately $39 million in higher Adjusted EBITDA in a challenging sales environment.

•	Only Slight Decrease in Sales. Full-year organic sales were down only 0.9% despite the unfavorable impacts of COVID on markets around the world.

•	Improved Contribution Margin and Fixed Costs. Improved contribution margin and fixed cost actions resulted in improvement in Adjusted EBITDA margin of 110 basis points versus prior year.

•	Increased Free Cash Flow. Free cash flow improved to approximately $163 million, driven by lower interest expense and higher Adjusted EBITDA.

•	Orders Remain Strong. Backlog increased to $1.85 billion at the end of 2020, up approximately $450 million, or 32%, from year-end 2019.

•	Improved Liquidity. Improved liquidity from $507 million at year-end 2019 to $964 million at year-end 2020.

•	Increased Focus. We continued to build upon our five focus areas:

Value Creation	Team Culture	Growth	Innovation	Foundation
We achieved the outstanding financial results referenced above.	During a challenging year, we emphasized our “One Vertiv” culture, whereby our employees are elevated and inspired every day to exceed customer expectations.	We built global leadership in strategic growth areas, including Vertiv’s User Experience (VUE). VUE assists us with harvesting and harnessing a clear understanding of customer needs to enable desirable and differentiated designs and end-to-end customer experiences.	Our innovative solutions strategically aligned with customer needs, including Vertiv Product Development (VPD). VPD takes customer and industry requirements, and develops differentiated designs utilizing the rigor of Vertiv’s New Product Development & Introduction (NPDI) process.	New ways of working yielded efficiency and customer satisfaction, including Vertiv’s Operational System (VOS). VOS is the set of knowledge, actions, tools, metrics and culture that drive value for our company.

5	Outstanding Stockholder Return Relative to Peers and Various Market Sectors

On December 31, 2020, our closing stock price was $18.67, representing an increase of approximately 87% from the $10 PIPE Investment Price in February 2020. In the fourth quarter of 2020, we declared a cash dividend of $0.01 per share, payable on December 17, 2020. On March 1, 2021, our closing stock price was $21.32.

(1)	See Annex B for a reconciliation of and information regarding non-GAAP metrics.

- 2021 Proxy Statement | 25

The following graph shows our performance from the $10 PIPE Investment Price in February 2020 to our closing stock price on December 31, 2020, as compared to the performance of other market sectors, including the companies listed as the Current Peer Group (defined below).

6	Compensation Packages Strongly Aligned with Stockholder Interests

The following chart shows the mix of the primary compensation elements for our CEO and the balance of our NEOs for 2020, including salary, target AIP payment, long-term incentives (consisting of stock options and the Founder RSUs described below) and other benefits, but excluding one-time cash payments described below related to the Business Combination (which cash the NEOs primarily used to purchase shares of our Class A common stock). As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

Further, when examining our CEO’s total direct compensation (salary, AIP and LTI) relative to the Current Peer Group (defined below) over the past year, we believe that his compensation is aligned with our Total Stockholder Return (or “TSR”) performance, as shown in the following table, even when taking into account the Founder RSUs received in 2020, which resulted in his equity compensation for 2020 being higher than anticipated future annual equity compensation:

Benchmarking of CEO Compensation Against Current Peer Group (defined below)

	Total Direct Compensation	Total Direct Compensation

Total Stockholder Return	(Including our CEO’s One-Time Founder RSU Grant and One-Time Transaction Exit Bonus)(1)	(Using our CEO’s 2021 Equity Compensation and Excluding One- Time Transaction Exit Bonus)(2)

91st percentile	100th percentile	22nd percentile
(1)

For purposes of this column, total direct compensation for Vertiv consists of base salary, annual bonus, one-time Transaction Exit Bonus (defined below) and value of long-term incentives, including one-time Founder RSUs.

26 |	- 2021 Proxy Statement

(2)

For purposes of this column, total direct compensation for Vertiv consists of base salary, annual bonus and the equity compensation value granted to the CEO in 2021 as described below, and so it excludes the 2020 equity compensation values (including the Founder RSUs) and the one-time Transaction Exit Bonus granted in 2020, for purposes of reflecting more typical annual compensation.

Although our executive officers received one-time cash and equity awards in connection with the Business Combination, their 2021 compensation will not include the one-time cash and equity awards provided in connection with the Business Combination. The year over year impact of the discontinuance of the one-time Business Combination-related compensation is shown below with respect to our CEO’s compensation:

CEO Compensation	2020	2021

Base Salary	$ 950,000	$ 950,000

Target AIP Bonus (as % of Base Salary)	100%	125%

Actual AIP Bonus	50% of target	To be determined in early 2022

Grant Date Value of Equity Grants	$ 14,007,999(1)	$ 4,000,000
(1)	Included one-time equity grant of Founder RSUs resulting from the Business Combination.

7	Engaged Governance and Compensation Best Practices

✓

Robust stock ownership guidelines. We require executive officers and directors to hold meaningful amounts of stock and to meet these guidelines within five years of first becoming subject to the guidelines, as further described under “Stock Ownership Guidelines for Company Officers and Directors.” All of our executive officers and directors are on their way to meeting these guidelines within the initial five-year period.

✓

Clawback policy. Under our clawback policy, our Board of Directors (the “Board”) may seek to recover incentive compensation from an executive officer in the event of an accounting restatement as a result of material non-compliance with any financial reporting requirement.

✓	Prohibition of hedging and pledging. Our insider trading policy prohibits our officers, directors and employees from hedging or pledging our shares.

✓

Alignment with stockholders’ interests. Our incentive program aligns with stockholder interests by heavily weighting incentives in favor of long-term equity awards. Stock options are performance-based because they have value only if our stock price increases, while RSUs promote retention, in turn benefitting our stockholders, particularly since the retention value increases with our stock price performance.

✓

Emphasis on variable cash pay. A significant portion of our executives’ cash compensation opportunity was performance-based, tying to near-term objectives and actual performance that we believe align with long-term growth. Our CEO’s target bonus was 100% of his salary so that half of his target cash compensation was directly dependent upon his annual performance.

✓

Only “double-trigger” change-in-control benefits. We do not provide “single-trigger” change-in-control benefits; instead, we only provide “double-trigger” benefits, which generally means the executive needs to have a qualifying termination event (e.g., termination without cause or resignation by the executive for good reason) to receive a change-in-control benefit.

✓

No tax gross-ups. We have not agreed to provide our executive officers, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G (related to a change-in-control) of the Code. We did not provide tax gross-ups to our NEOs during 2020, other than tax equalization payments to a non-U.S.-based executive.

✓

Temporary pay reduction during 2020. Our executive officers and directors supported a temporary 10% reduction in salary or retainer, respectively, to contribute to the Company’s stability during the uncertainty of the early stages of the pandemic. In addition, given the impact of the pandemic on our business and employees, the named executive officers did not receive their RSU grants, which had been negotiated prior to the February 2020 closing of the Business Combination, until August 2020.

✓

Reduced bonus payouts. We paid each named executive officer below target level. Although our CEO’s performance during the year has been strong, he demonstrated leadership by supporting the Compensation Committee’s and the Board’s decision to reduce his bonus from 75% to 50% of target to help fund a pool for the purposes of rewarding employees not otherwise eligible for the Annual Incentive Plan bonus, including those employees who were temporarily furloughed last year as a result of the pandemic.

✓	Use of peer group data. Our Compensation Committee has developed a peer group to provide an additional measure of comparison in its review of compensation.

✓	No poison pill. Vertiv does not maintain a poison pill.

✓	Avoid excessive risk taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.

- 2021 Proxy Statement | 27

8	Commenced ESG Initiatives to Serve as the Building Blocks for a Comprehensive Program

As a relatively new publicly traded company, we are just starting the process of more formally organizing our efforts in the ESG space. Our approach to ESG will be measured and deliberate, but will encompass all aspects in this area. In particular:

•	Governance. We intend to continue to hold ourselves to high levels of governance standards.

•	Environmental Initiatives. As a company, we are committed to environmental initiatives. We strive for efficiency for customers and in our data centers. We do not have legacy environmental problems.

•	Positive Contributions. We believe in making positive contributions to the communities and societies where we live and work.

•

Good Leadership. We believe in taking care of our people and their families. As further described below, in spite of our strong financial performance for 2020, our management team and Compensation Committee are taking leadership by paying lower bonuses to executives compared to the prior year while also making payments to employees who were not eligible for a bonus, including those who were temporarily furloughed last year as a result of the pandemic.

•

Pandemic. We acted responsibly in response to the pandemic and in our resulting interactions with clients, employees and government entities. As further described in this proxy statement, our Board of Directors reviews risk in various areas, including with respect to appropriately tying compensation to short-term and long-term goals, and we expect our executive officers and other employees to manage risk for their areas of responsibility as well.

•

Sustainability. With the idea of sustainability, we continue to create more energy efficient products. From designing products that consume less power and less water, we are constantly challenging ourselves and partnering with our customers to bring the sustainability mindset into the conversation.

Objectives of Executive Compensation Program

The following table provides an overview of the specific objectives of the primary elements of our 2020 executive compensation program, each as further described below.

Pay Element	Objectives

Base Salary (page 29)	Attract and retain world-class leadership talent by using relevant market data to determine executive pay, while also considering tenure, experience, scope of duties and short-term and long-term performance.

AIP (page 29)	Reward ingenuity, creative thinking, improved processes, project completion and exceptional contributions through cash bonuses.

Long-Term Incentive Compensation (page 32)	Encourage our executive team to drive long-term stock price growth through the grant of equity awards and encourage retention through multi-year vesting.

Retirement, Termination/CIC and Perquisite Benefits (page 33)	Attract and retain key management members and, for severance and CIC matters, to motivate executives to take actions that are in the best interests of Vertiv.

Compensation Philosophy and Process

The Compensation Committee is focused on maintaining an executive compensation program that emphasizes variable, at-risk compensation and has an appropriate balance of near-term and long-term objectives.

Much of the 2020 compensation for the named executive officers was approved prior to the Business Combination by Vertiv Holdings LLC (that is, the Vertiv business before the Business Combination), including compensation which became effective in connection with the closing of the Business Combination.

Following the Business Combination, executive compensation is approved by the Compensation Committee, which consists solely of independent directors, and then the Board approves the CEO’s compensation. Our Compensation Committee meets regularly throughout the year to review our executive compensation program and to ensure alignment of the interests of our executives with those of our stockholders. Meeting agendas contain items proposed by management or the Compensation Committee members. Our Compensation Committee members engage in active discussions of compensation matters with management and with each other as part of their decision-making process. Each meeting includes an executive session with only the independent directors. On at least an annual basis, the Compensation Committee reviews relevant market data using a peer group representing a set of companies in the industries (mix of industrial and network equipment and services companies) in which we compete. For further information about our process, see “Peer Group Companies” below.

28 |	- 2021 Proxy Statement

Components of Compensation for 2020

1	Base Salary

Base salaries for 2020 were established by the Vertiv Board before the Business Combination, taking into account each named executive officer’s existing pay as well as the executive’s position, responsibilities, qualifications, experience and location, the market for the position and the base salaries of other executive officers. As a result of these considerations and its review of peer group data as described below, base salaries for our executive officers (other than our CEO and CFO) were increased, primarily to reflect their executive officer roles in a public company.

The Compensation Committee considers base salary as one component of a total compensation package that needs to be balanced appropriately for each named executive officer.

On April 6, 2020 and as a result of the pandemic impact on Vertiv’s business, the Compensation Committee decided to reduce the base salary of each of our named executive officers by 10% effective March 30, 2020. Effective November 2, 2020, following careful consideration of our response to the pandemic, the salaries of our named executive officers were returned to their pre-March 30, 2020 levels, with no catch-up payments to address the time period during which salaries were reduced. The table below shows the annualized base salaries in effect at different times during the year.

	January 1, 2020	April 1, 2020	November 1, 2020

Mr. Johnson	$ 950,000	$ 855,000	$ 950,000

Mr. Fallon	$ 575,000	$ 518,000	$ 575,000

Mr. Liang	$ 588,000	$ 531,382	$ 588,000

Mr. Forcier	$ 500,000	$ 450,000	$ 500,000

Mr. Hewitt	$ 468,000	$ 421,000	$ 468,000

2	Annual Incentive Plan

Our focus for the 2020 AIP was to align employees participating in the Global AIP under a common set of goals tied to earnings and cash flow, both of which help us to maintain our focus on Vertiv’s performance and driving stockholder value, while also recognizing our overall performance and individual contributions to our long-term goals.

•

Performance Goals. In February 2020, shortly following the closing of the Business Combination, the Compensation Committee approved Adjusted EBITDA and Free Cash Flow (each as defined below) as financial metrics for 2020 for purposes of funding the AIP. At that time, the Compensation Committee determined that it was also appropriate to retain a measure of discretion to take individual performance into account. As a result, the AIP provided that once the Compensation Committee determines the Company’s performance, it then determines individual officer performance and may adjust the individual funding level up or down by 50% (up to a maximum of 150% of target).

•

Impact of the Pandemic. Shortly following the approval of AIP goals, the pandemic hit, and we turned our focus to mitigating the pandemic’s impact on our business, employees and customers. Given the uncertainty associated with business forecasts and headwinds buffeting the market and most businesses at this time, the Compensation Committee determined that setting new metrics would not be an effective exercise. The Compensation Committee used the two financial metrics as guides for determining payouts by comparing our results to our budget, but also used the individual modifier to take into account the particular impact of the pandemic on the metrics, financial results in light of unpredictable challenges faced and overcome, and how different regions and areas of the business generated financial and strategic successes in a challenging business environment.

•

Bonus Determinations. In early 2021, the Compensation Committee reviewed the performance of the two financial metrics against the budget for the year. Based on the fact that we significantly exceeded the budget for one metric, but did not meet the budget for the other metric, and taking into account the other factors described below under “Corporate Results”, the Compensation Committee determined the global corporate performance level at 75%, before making the individual qualitative adjustments described below under “Individual Qualitative Modifier.” The aggregate AIP bonus pool for all eligible employees decreased more than 30% from the prior year. No named executive officer received a bonus above target.

•

CEO Bonus. Our CEO’s AIP payout was 50% of his target amount, representing an approximate 56% reduction from his prior year’s AIP payout. The payout of his bonus at 50% of target was not a reflection of his actual performance during a very difficult year. Instead it was a recognition of the difficult time our employees faced during the year. The CEO made clear that he wanted to ensure that other employees were compensated. The Compensation Committee and the Board believe his commitment to ensuring other employees are treated fairly shows true leadership and reflects the spirit of our Vertiv culture.

- 2021 Proxy Statement | 29

•

Bonus Details. The table below shows the annual target bonus opportunities for 2020 for the named executive officers. The target AIP bonus levels (as a percentage of salary at year-end) were set to reflect the executive’s relative responsibility for the company’s performance and to appropriately allocate the total cash opportunity between base salary and incentive-based compensation. The table also shows actual payments.

	2020 Target Bonus Opportunity ($)	2020 Target Bonus Opportunity (% of Base Salary)	2020 Actual Bonus ($)	2020 Actual Bonus (as % of Target Bonus)

Mr. Johnson	950,000	100%	475,000	50%

Mr. Fallon	575,000	100%	488,750	85%

Mr. Liang	231,000	39%	219,450	95%

Mr. Forcier	400,000	80%	340,000	85%

Mr. Hewitt	304,200	65%	197,730	65%

Corporate Results (for AIP Payout)

The following table shows our corporate performance for the two financial metrics under the AIP:(1)

Global Plan Metric	Weighting	Target ($)	Actual ($)	Achievement Percentage

Adjusted EBITDA(2)	50%	620 million	580.9 million	0%

Free Cash Flow(3)	50%	140 million	163.2 million	140%

Overall Metric Achievement (Corporate Results Only)				70	%(4)
(1)	Because Mr. Hewitt, as our President of the Americas, is the leader of a region, his payout was based on both global and corporate regional performance, as follows:

	Weighting	Target ($)	Actual ($)	Achievement Percentage

Adjusted EBITDA (Global)	25%	620 million	580.9 million	0%

Adjusted EBITDA (Americas)	25%	591.8 million	550.5 million	0%

Free Cash Flow (see footnote 3)	25%	140 million	163.2 million	140%

Core Cash Flow (Americas)*	25%	548.4 million	549 million	101%

Overall Metric Achievement				60%**
*	Core Cash Flow is defined as Adjusted EBITDA less certain regional investments plus/minus change in trade working capital.
**	The overall achievement was adjusted from 60% to 65% for the reasons described below for corporate performance.

(2)

Adjusted EBITDA was chosen as an important measure of near-term profitability which in turn creates stockholder value. Adjusted EBITDA is defined as Earnings Before Interest, Tax, Depreciation and Amortization, adjusted for restructures and addbacks.

(3)

Free Cash Flow was chosen because it reflects cash generated from operations that may be reinvested in our businesses or returned to stockholders. Free Cash Flow is defined as Cash from Operations—Capital Expenditures (including capitalized software) plus Proceeds from Sale of Property, Plant, Equipment.

(4)	The overall metric achievement for the AIP was adjusted from 70% to 75% (and for Mr. Hewitt from 60% to 65%) for the following reasons:

•	Stock Price Performance. Our TSR for the year, as described above;

•

Financial Performance. Particularly our Adjusted EBITDA being up approximately $39 million, our increase in Free Cash Flow of approximately $171 million and our near flat sales despite global economic contraction;

•	Extra Efforts. Recognition of the extra efforts and workload taken on by our executives and other employees in responding to the year’s unique challenges;

•	Response to Pandemic. Acknowledgment of our response to the COVID crisis and the activities the Company embarked on to mitigate performance issues;

•	Factors Beyond Our Control. Accounting for external impacts the Company could not control; and

•

Efforts of the Entire Company. Ensuring that non-bonus-eligible employees, including individuals who were formerly furloughed due to the pandemic, would receive payments by reducing payouts to bonus-eligible employees.

30 |	- 2021 Proxy Statement

Individual Qualitative Modifier (for AIP Payout)

The Compensation Committee conducted a qualitative assessment to determine the individual performance modifier, which included input from Mr. Johnson, as follows, but in no event resulted in approval of any bonus payout above target level for any NEO:

•

Mr. Johnson. Although Vertiv’s performance in 2020 would have resulted in a 75% payout for Rob Johnson, he demonstrated superb leadership qualities by willingly accepting a reduction in his payout so a bonus pool could be created to reward certain high performing employees who were not otherwise eligible for an AIP award, including individuals who had been furloughed during the global pandemic. As discussed previously, the reduction in his payout is not reflective of his performance in the year. To the contrary, the Compensation Committee and the Board believe that he exhibits the type of leadership that should be emulated. His willingness to receive less than an amount otherwise deserved based on his strong performance is clearly indicative of his dedication to Vertiv, its employees and other stakeholders.

•

Mr. Fallon. His final payout determination reflected him exceeding expectations in several areas of our first year as a public company, including driving Sarbanes-Oxley compliance, implementing “fixed costs constant” processes, supporting the Business Combination transaction, and implementing external reporting and public investor relations processes.

•

Mr. Liang. His final payout determination reflected his delivery on APAC revenue, orders and profit goals, while also holding the interim Thermal leadership role, leading the reintegration of service into the GBUs, and establishing the CTO function.

•

Mr. Forcier. His final payout determination reflected his outstanding performance including our operations response to COVID, significant procurement savings, increases in quality, and several successful product launches.

•

Mr. Hewitt. His final payout determination reflected revenue and order results for the Americas. The Compensation Committee recognized his strong efforts resulting in outperformance of fixed cost targets. He drove significant changes within his team, a restructuring of the sales organization, and strong successes with Global Accounts.

3	One-Time Transaction Exit Bonus Cancellation Payments Reinvested in Company Stock

Each NEO’s compensation for 2020 included a one-time bonus payment (“Transaction Exit Bonus”) for service during the years prior to the Business Combination. Because these payments were made in 2020, they are included in the Summary Compensation Table below, even though the program under which they were paid was not put in place by our public company Compensation Committee. These payments were made in respect of the Vertiv Holding Corporation 2017 Transaction Exit Bonus Plan (the “Transaction Exit Bonus Plan”). The purpose of the Transaction Exit Bonus Plan was to provide incentive compensation to key employees, including the named executive officers, by granting cash-settled performance units that could result in payments related to the appreciation in the value of Vertiv as a whole.

In December 2019, in recognition of the growth of the Vertiv business over the previous years and the work done to place us in a position to become a public company, Vertiv entered into acknowledgement and release agreements pursuant to which each named executive officer agreed that the Business Combination did not constitute a qualifying event under the Transaction Exit Bonus Plan and, subject to the named executive officer’s continued employment through the consummation of the Business Combination and agreement to a release of claims in favor of Vertiv and its successors and affiliates, including any rights under the Transaction Exit Bonus Plan, the named executive officer was entitled to receive a cash bonus (the “Cancellation Payment”), payable within 30 days following the Business Consummation, in the amounts set forth below. Each named executive officer reinvested all or a substantial portion of the after-tax proceeds of the Cancellation Payments into shares of the Company.

	Transaction Exit Bonus Cancellation Payment ($)	Shares Purchased by Executive in February 2020

Mr. Johnson	4,104,000	123,120

Mr. Fallon	1,047,750	52,387

Mr. Liang	741,250	37,062

Mr. Forcier	769,500	38,475

Mr. Hewitt	713,000	35,650

- 2021 Proxy Statement | 31

4	Equity Awards in 2020

In furtherance of our performance-based compensation philosophy and strong alignment with stockholder interests, in 2020, we granted stock options and RSUs, each as further described below. With respect to our equity award program for 2020, as required under the Merger Agreement, we made one-time grants of Founder RSUs to our named executive officers. As a result, the reported amounts in the Summary Compensation Table below are higher than the value of the annual equity grants that we anticipate will be made on a going forward basis.

As described above, the grant date value of the equity awards for our CEO reported in the Summary Compensation Table for 2020 is $14,007,999, whereas the target grant date value for equity awards granted to him in 2021 is $4,000,000.

Even though most of the equity awards granted in 2020 were required by the Merger Agreement, the Compensation Committee believes that the time-vesting equity awards held by our executive officers are appropriate at this stage of being a newly public operating company, since the value of the awards will align directly with our stockholders’ return through our stock price performance, which in turn depends on our sustainable operational and financial performance, thereby discouraging excessive risk-taking. In addition, the Company benefits from the retention provided through multi-year vesting.

•	Stock Options.

In connection with the Business Combination, each named executive officer was granted an award of stock options in the amounts set forth in the table entitled “Grants of Plan-Based Awards in Fiscal 2020” and with pro rata vesting annually over four years from the grant date. Stock options were believed to be an appropriate long-term incentive because our named executive officers would share in the increase of our stock price following the Business Combination, aligning their long-term interests with those of our public stockholders.

The Compensation Committee believes that stock options are an important and effective part of performance-based compensation because if the stock price increases after the grant date, both management and the stockholders benefit; whereas if the stock price does not increase, then the stock options have no value. Furthermore, sustainable and successful operating performance is reflected in stock price appreciation, offering the opportunity for the realization of long-term value in the options.

•	Special One-Time Founder RSUs.

Each NEO was also granted RSUs during 2020. These equity grants were negotiated by an affiliate of Platinum Equity, VPE Holdings LLC (or its affiliates), as owner of the Vertiv business as a term of the Merger Agreement signed with GSAH in December 2019 that resulted in the Business Combination, whereby a specified dollar amount was to be granted as RSUs to executives and a broader group of senior employees (which we refer to as the “Founder RSUs”), with vesting over four years. Because of the background of our business formation and the Business Combination, our executive officers and other senior employees had not had a chance to participate in the amount and type of equity as might be typical of founders in a company that goes public, but the seller believed it was important to provide for these significant initial grants to them in order to emphasize the strategic importance and potential value of the Business Combination. As a result, the grant date value of the Founder RSUs do not represent an amount that the Compensation Committee expects to grant in the future on an annual basis. The reasons for the Founder RSUs included:

•	Confidence that our management team was the right group to carry us toward future long-term growth as a public company,

•	Recognition of the significant contributions that had gone into growing the business and preparing it for the Business Combination, and

•	Ensuring our management team has a meaningful stake in shares of the Company to more directly align with stockholders.

The Founder RSUs were originally to be granted following completion of the Business Combination, as disclosed publicly in our merger-related documents. After the onset of the pandemic, with the support of the management team, a decision was made to delay the grants to executive officers until the economic uncertainty for our stockholders and other employees as a result of the pandemic had subsided. After further consideration over the following months and once our factories were back up and running, the grants were ultimately made in August 2020. The number of RSUs granted to each named executive officer was determined based on the aggregate value per person agreed to prior to the Business Combination divided by the $10 PIPE Investment Price, in order to honor the intention of the original deal. However, the amount set forth in the Summary Compensation Table is based on the closing stock price on the grant date of $15.76 per share. For example, the originally committed value to our CEO was $8,000,000, while the grant date fair value in the Summary Compensation Table is $12,608,000.

32 |	- 2021 Proxy Statement

5	Retirement Benefits

Vertiv’s tax-qualified employee savings and retirement plan (the “401(k) Plan”) covers certain full- and part-time employees in the United States, including our U.S.-based NEOs. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement. Vertiv provides a match of 50% of the first 6% of the named executive officers’ eligible base salary, except that this match was suspended during a portion of 2020. Our eligible NEOs each participated in the 401(k) Plan on the same terms as Vertiv’s other employees in 2020.

Mr. Liang participates in Vertiv’s Hong Kong defined contribution Occupational Retirement Scheme Ordinance (the “ORSO”), which is a retirement program available to Vertiv’s Hong Kong employees generally, including Mr. Liang. Under the ORSO, a participant contributes 5% of his or her base salary and Vertiv contributes an amount equal to 10% of the participant’s base salary to the ORSO. In accordance with regulations and local practice, individuals with service in Vertiv of more than 10 years, such as Mr. Liang, may withdraw all contribution amounts attributable to both employee and employer contributions upon a termination of employment for any reason.

6	Termination and Change-in-Control Benefits

The protection of competitive and confidential information and the retention of top talent are of the utmost importance to Vertiv. For this reason, Vertiv’s named executive officers are subject to confidentiality, non-compete and non-solicitation covenants. Each named executive officer (other than Mr. Liang) is subject to our Executive Employment Policy and our “double-trigger” Executive Change of Control Plan, and Mr. Liang has signed an employment agreement, in each case that provide for severance benefits following a qualifying termination of employment, which is intended to alleviate concerns about job security that could affect performance and keep the named executive officers focused on their day to day responsibilities. Estimates of the value of the benefits potentially payable under these arrangements that may be triggered upon a termination of employment or a change-in-control are set out below under the caption “Potential Payments upon Termination or Change-in-Control.” Under the terms of Mr. Liang’s letter agreement, dated November 22, 2018, with Vertiv (Hong Kong) Holdings Limited, if Mr. Liang’s employment was terminated other than by Vertiv for cause, he would be entitled to six months’ notice or payment in lieu of notice. Mr. Liang’s letter agreement subjects him to a confidentiality provision and one-year post-termination non-competition and non-solicitation covenants.

7	Perquisite Benefits

All of the named executive officers in the United States were eligible for coverage under Vertiv’s health insurance programs, including medical, dental and vision, a health savings account and flexible spending accounts. Additionally, the named executive officers were eligible for life insurance, short- and long-term disability benefits and paid time off.

Starting in 2021, we have entered into a time-sharing agreement with our CEO pursuant to which he will reimburse us for the variable costs associated with personal use of our chartered aircraft, above a $100,000 threshold. Permitting our CEO to use the private aircraft for personal use provides Vertiv the benefit of increased efficiency, security and health protections to our CEO. During 2020, we permitted our CEO and other officers to use a chartered aircraft for business purposes. In some cases, trips with a business purpose may be deemed to have a personal benefit under SEC disclosure rules, such as due to their home locations, but where their physical presence was important, particularly in the lead-up to the closing of the Business Combination. In the interests of full disclosure, costs of such trips that may be deemed to have a personal benefit are included in the Summary Compensation Table.

Under Mr. Liang’s employment agreement, Vertiv provided him reimbursement for fees paid in connection with the filing of his U.S. and Hong Kong tax returns and other items described in the footnotes to the Summary Compensation Table.

Peer Group Companies

The Compensation Committee believes that we should provide market-competitive pay, with higher amounts based on tenure, job responsibilities and performance, and that long-term incentive compensation should be a significant component of executive compensation. For 2020, our compensation represented a higher percentage than it may in the future because the Founder RSUs represented a higher amount than expected annual equity awards, plus we made one-time transaction-related cash payments. The Compensation Committee expects to review annual benchmarking using a peer group representing a set of companies in the industries in which we compete.

- 2021 Proxy Statement | 33

1	Peer Group for Purposes of Setting 2020 Compensation

Prior to the Business Combination, data from a peer group was one component considered by the pre-Business Combination Board of Directors of the Vertiv business in setting compensation for 2020. Although we no longer use this peer group, we are listing the companies below because it was used in developing 2020 compensation. This peer group included 20 companies with revenue scopes between $2.2 billion and $6.6 billion from the Industrial Machinery, Communication Equipment, Electrical Components & Equipment industries, as listed below. The data showed that, at the end of 2019, Vertiv aligned to the 2020 peer group at the 59th percentile in terms of revenue. Radford and Willis Towers Watson surveys were also considered for comparisons covering our size and scale, growth profile, specific industry and broad labor market.

Acuity Brands	Belden	Carlisle Companies
Ciena	CommScope	Crane Co.
Donaldson Co.	First Solar	Gardner Denver Holdings
Gates Industrial	Hubbell	Itron
Juniper Networks	NCR	nVent Electric
ON Semiconductor	Pentair	Regal Beloit
Sensata Technologies	The Timken Company

2	Peer Group to be Used in Setting 2021 Compensation (the “Current Peer Group”)

In 2020, the Compensation Committee worked with management to align the peer group to better represent similar companies in terms of size, industry, revenue and market cap, with a focus on a method for considering other companies that are subject to the same impacts in our market and industry. As a result, the Current Peer Group adopted in July 2020 for purposes of benchmarking our compensation generally and evaluating 2021 compensation consists of the following companies, which we have broken into two subgroups solely for the purpose of explaining how we developed the peer group:

Industry Affiliation (comparable companies in the Technical Products and Services space with a revenue range of 0.5 to 2.0 times that of Vertiv)		Similar Scope and Size (manufacturing and services companies from general industry with revenues ranging from 0.5 to 2.0 times that of Vertiv)

Ametek Anixter Celestica Ciena CommScope First Solar Hubbell	Itron Juniper Networks NCR Legrand ON Semiconductor Regal Beloit Sensata Technologies	Carlisle Companies Crane Co. Donaldson Co. Dover Corp. Fortive Gates Industrial	Pentair Rockwell Automation The Timken Company

*

Anixter was acquired in 2020 by WESCO. In addition, we consider other companies that are competitors for talent, whose compensation practices we may review from time to time in order to better understand the competitiveness of Vertiv’s compensation programs with the goal of preserving talent.

Compensation Risk Assessment

As part of our risk management activities, the Company reviews with the Compensation Committee its compensation policies and practices applicable to employees that could affect the Company’s assessment of risk and risk management. The Compensation Committee and management believe that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer and the next three highly compensated executive officers. We believe that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our mission and strategic objectives. As such, we have not adopted a policy that requires that all compensation be deductible. The accounting impact of our executive compensation program is one of many factors that may be considered in determining the size and structure of our executive compensation program.

34 |	- 2021 Proxy Statement

Stock Ownership Guidelines for Company Officers and Directors

Pursuant to the policy adopted on February 7, 2020, our directors, named executive officers and other designated individuals are expected to own Company stock based on the following multiple-of-salary ownership threshold guidelines.

Position	Multiple for Stock Ownership Guidelines

Directors	5 times Cash Retainer

Chief Executive Officer	5 times Salary

NEOs	3 times Salary

Other Section 16 Officers	2 times Salary

Section 16 Officers (not reporting to the CEO)	1 times Salary

Directors and officers are expected to comply with the multiple-of-retainer/salary stock ownership guidelines by the later of 5 years from appointment to the relevant officer role or February 7, 2025. Additionally, if an executive officer is promoted to a higher level, that person will only have three (3) years to achieve the higher stock ownership guideline (or if later, February 7, 2025). Once the individual has acquired a number of Company shares that satisfies the ownership multiple, such number of shares shall represent that person’s minimum ownership requirement (even if that person’s salary increases or the fair market value of such number of shares subsequently falls below the required ownership multiple) until (in the case of an executive officer) such person is promoted to a higher level.

For purposes of satisfying the requirements of the stock ownership guidelines, ownership includes stock owned privately, shares (or equivalent shares) awarded to, or purchased by, an officer or director pursuant to a qualified or non-qualified benefit or savings plan, or shares acquired on exercise of stock options or settlement of vested RSUs. Stock option awards that have been granted but have not yet been exercised, and unvested RSUs, do not count toward meeting the minimum ownership requirements. Insiders may only sell Company stock during open window periods under the Company Securities Trading Policy and must notify and receive clearance prior to executing any stock sales or option exercises.

Compensation Committee Interlocks and Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2020, are either currently, or have been at any time, an officer or employee of the Company. None of our executive officers currently serves, or served during 2020, as a member of the Board or Compensation Committee of any entity while one or more of its executive officers was serving as a member of our Board or Compensation Committee. See the section titled “Certain Relationships and Related Person Transactions” for information about related party transactions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Compensation Committee

Roger Fradin, Chair

Joseph van Dokkum

Steven S. Reinemund

- 2021 Proxy Statement | 35

COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation of our named executive officers for fiscal years 2020, 2019 and 2018.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non-equity incentive plan compensation ($)(4) (g)	All other compensation ($)(5) (h)	Total ($) (i)
Robert Johnson Chief Executive Officer	2020	893,365	4,104,000	12,608,000	1,399,999	475,000	146,825	19,627,189
	2019	950,000	—	—	—	2,308,500	37,144	3,295,644
	2018	901,923	450,000	—	—	192,000	20,580	1,564,503
David Fallon Chief Financial Officer	2020	540,721	1,047,750	2,758,000	859,998	488,750	8,550	5,703,769
	2019	575,000	—	—	—	1,397,250	40,307	2,012,557
	2018	502,885	128,250	—	—	48,000	18,752	697,887
Stephen Liang(6) Chief Technology Officer	2020	555,983	876,448	2,206,400	599,998	219,450	231,689	4,689,968
	2019	590,424	—	—	—	1,882,273	275,268	2,747,965
	2018	557,004	—	—	—	149,688	622,970	1,329,662
Jason Forcier Chief Operations Officer and EVP Infrastructure & Solutions	2020	470,192	769,500	2,206,400	749,998	340,000	8,550	4,544,640
	2019	455,769	—	—	—	969,819	11,003	1,436,591
	2018	400,000	150,000	—	—	48,000	9,023	607,023

John Hewitt President of the Americas	2020	440,100	713,000	2,206,400	999,996	197,730	8,550	4,565,776
	2019	459,000	—	—	—	930,623	21,909	1,411,532
	2018	450,000	90,000	—	—	48,000	145,772	733,772
(1)

One-Time Transaction Exit Bonus Reinvested in Company Stock. The amounts reported in this column for 2020 frepresent one-time payments of the Transaction Exit Bonus pursuant to commitments made by the previous owner of the Vertiv business in connection with the consummation of the Business Combination, of which all or a substantial portion of the after-tax payments were invested in Company stock, as further described in the “Compensation Discussion and Analysis.” In addition, this column includes a payment of $135,198 made to Mr. Liang reflecting adjustments for 2019 performance under his Mid-Term Incentive Plan, which is no longer in effect.

(2)

One-Time Founder RSUs. The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant fiscal year, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements in our Form 10-K for the year ended December 31, 2020, filed with the SEC March 1, 2021. As further described in the “Compensation Discussion and Analysis,” these were one-time grants committed to by the previous owner of the Vertiv business and required pursuant to the negotiations in connection with the Business Combination and so do not represent typical annual grant award values.

Although the amounts for 2020 reflect one-time cash and equity awards in connection with the Business Combination, their 2021 compensation will no longer include the one-time Transaction Exit Bonus or Founder RSUs that were provided to certain employees in connection with the Business Combination, as shown below with respect to our CEO’s compensation:

CEO Compensation	2020	2021
Base Salary	$950,000	$ 950,000
Target AIP Bonus (as % of Base Salary)	100%	125%
Actual AIP Bonus	50% of target	To be determined in early 2022
Grant Date Value of Equity Grants	$14,007,999	$ 4,000,000
All Other Compensation	$146,825	To be determined
(3)

Stock Options. The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements in our Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

(4)	Annual Incentive Plan. The amounts reported in this column for 2020 reflect payments under the 2020 Annual Incentive Plan, as described in the “Compensation Discussion and Analysis” above.

36 |	- 2021 Proxy Statement

(5)

Other Benefits. The amounts shown in this column for 2020 represent other compensation, including the cost of the personal benefits or perquisites that exceed $10,000 in the aggregate. We maintain an arrangement with NetJets for use of chartered aircraft, used primarily for business purposes. An NEO occasionally may use a NetJets flight for personal purposes or for a business purpose that may be deemed to have a personal benefit. The value of personal aircraft usage reported in this table is based on Vertiv’s actual invoiced amount from NetJets for the variable costs incurred on each trip. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as depreciation and management fees. To the extent an NEO’s spouse or guests accompany the officer when a NetJets flight is already going to a specific destination for a business purpose, there is no aggregate incremental cost to Vertiv of such personal use.

(a)

Robert Johnson. The amount for 2020 includes $137,964 attributed to personal use of the NetJets aircraft. As described in the “Compensation Discussion and Analysis,” starting in 2021, we have entered into a time-sharing agreement with our CEO pursuant to which he may reimburse us for the variable costs associated with personal use of the chartered aircraft in accordance with FAA rules. Although some of the trips reflected in the foregoing amount had a business purpose, we have included the costs in the interests of full disclosure as they may be deemed to have a personal benefit under SEC disclosure rules. The remaining amounts for 2020 reflect matching contributions to our 401(k) plan during 2020 and expenses related to housing in Columbus, Ohio, which was provided for business purposes, but could be construed as conveying a personal benefit, and as such, has been reflected here.

(b)	David Fallon. The amount for 2020 represents matching contributions to our 401(k) plan during 2020.
(c)

Stephen Liang. The amount for 2020 includes (i) a tax service fee in the amount of $18,056 in connection with the filing of his U.S. and Hong Kong tax returns, (ii) the employer portion of the contribution to his ORSO pension account equal to $55,597, and (iii) tax equalization payments in the amount of $145,242. The remainder reflects payment of club membership fees in Hong Kong under his employment agreement, costs relating to housing and car use during his stay in the U.S. during 2020 while he assumed an increased role and an award as an inventor of a patent.

(d)	Jason Forcier. The amount for 2020 represents matching contributions to our 401(k) plan during 2020.
(e)	John Hewitt. The amount for 2020 represents matching contributions to our 401(k) plan during 2020.
(6)

During fiscal 2020, Mr. Liang’s principal position was President of Asia Pacific. Mr. Liang’s cash compensation was generally denominated in U.S. dollars, except that a portion of the compensation reflected in the “All Other Compensation” column (other than retirement or other amounts tied to compensation denominated in U.S. dollars) was denominated in the Hong Kong dollar and was converted to U.S. dollars using a year-end average exchange rate of 0.129 U.S. dollars per Hong Kong dollar.

Grants of Plan-Based Awards in Fiscal 2020

The following table sets forth each award granted to a named executive officer in fiscal 2020 under plans established by the Company.

Name	Type of Award	Approval Date(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date(1)	Grant Date Fair Value of Stock and Option Awards(4)
				Threshold ($)	Target ($)	Maximum ($)

Robert Johnson	AIP	—	—	475,000	950,000	1,425,000	—	—	—	—	—

	Options	1/9/20	2/7/20	—	—	—	—	338,164	12.05	12.88	1,399,999

	RSUs	—	8/12/20	—	—	—	800,000	—	—	—	12,608,000

David Fallon	AIP	—	—	287,500	575,000	862,500	—	—	—	—	—

	Options	1/9/20	2/7/20	—	—	—	—	207,729	12.05	12.88	859,998

	RSUs	—	8/12/20	—	—	—	175,000	—	—	—	2,758,000

Stephen Liang	AIP	—	—	115,500	231,000	346,500	—	—	—	—	—

	Options	1/9/20	2/7/20	—	—	—	—	144,927	12.05	12.88	599,998

	RSUs	—	8/12/20	—	—	—	140,000	—	—	—	2,206,400

Jason Forcier	AIP	—	—	200,000	400,000	600,000	—	—	—	—	—

	Options	1/9/20	2/7/20	—	—	—	—	181,159	12.05	12.88	749,998

	RSUs	—	8/12/20	—	—	—	140,000	—	—	—	2,206,400

John Hewitt	AIP	—	—	152,100	304,200	456,300	—	—	—	—	—

	Options	1/9/20	2/7/20	—	—	—	—	241,545	12.05	12.88	999,996

	RSUs	—	8/12/20	—	—	—	140,000	—	—	—	2,206,400
(1)

These stock options were approved by the Board on January 9, 2020, contingent on closing of the Merger Agreement. At such time, the Board’s good faith determination of the appropriate methodology for determining the per share exercise price was a volume-weighted average price of Class A common stock over the 20 trading days preceding the closing date under the Merger Agreement.

(2)

Under the Company’s Annual Incentive Plan for fiscal 2020, each named executive officer had a target bonus opportunity as specified in this table. For a discussion of the terms and payout determinations under the AIP for 2020, see the “Compensation Discussion and Analysis” above.

- 2021 Proxy Statement | 37

(3)

The RSUs and options reported in this table were granted under our 2020 Stock Incentive Plan. The options vest 25% annually on each of the first four anniversaries of February 7, 2020. The RSUs vest 25% annually on each of the first four anniversaries of April 8, 2020. During 2020, dividend equivalents on the RSUs were awarded in the form of additional RSUs pursuant to the terms of the award agreements, vesting over the same schedule as the underlying RSUs and as reflected in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table below.

(4)

The amounts reported in this column represent the aggregate grant date fair value of stock awards or option awards, as applicable, granted in the fiscal year, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statement in our Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

Understanding Our Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2020 Table

Employment Arrangements. During 2020, each named executive officer (other than Mr. Liang) accepted our Executive Employment Policy and our Executive Change of Control Plan, superseding any prior employment arrangements. Mr. Liang had a letter agreement, dated November 22, 2018, with Vertiv (Hong Kong) Holdings Limited. Vertiv’s named executive officers are subject to confidentiality, non-compete and non-solicitation covenants thereunder. See “Potential Payments Upon Termination or Change in Control” below for a description of the post-termination provisions in these arrangements.

Transaction Exit Bonus Cancellation Payments. As further described in the “Compensation Discussion and Analysis” above, prior to the Business Combination, the prior owner of the Vertiv business agreed to pay each named executive officer the Transaction Exit Bonus in connection with the Business Combination. These payments were made pursuant to acknowledgement and release agreements pursuant to which each named executive officer agreed that the Business Combination did not constitute a qualifying event under a pre-existing Transaction Exit Bonus Plan and were subject to the named executive officer’s continued employment through the consummation of the Business Combination and to a release of claims in favor of Vertiv and its successors and affiliates, including any rights under the Transaction Exit Bonus Plan. All or a substantial portion of the after-tax proceeds were invested in our shares pursuant to subscription agreements.

Annual Incentive Plan. During 2020, Vertiv maintained the Vertiv Annual Incentive Plan, pursuant to which cash incentive awards may be made to the named executive officers and other eligible employees. For a summary of the Annual Incentive Plan and the determination of payouts for 2020 performance, see the “Compensation Discussion and Analysis” above.

Equity Awards. Our RSUs and stock options were granted under, and are governed by and subject to, the terms and conditions of the 2020 Stock Incentive Plan and the relevant award agreements. A description of treatment of equity awards on termination of employment is included under “Potential Payments Upon Termination or Change in Control” below.

Retirement Plans and Other Benefits. Vertiv maintains retirement benefit plans, including a 401(k) plan for U.S. employees, and provides the named executive officers with benefits and perquisites. For a summary of those plans and benefits, see the “Compensation Discussion and Analysis” above.

38 |	- 2021 Proxy Statement

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Robert Johnson	—	338,164	12.05	2/7/2030	800,413	14,943,711

David Fallon	—	207,729	12.05	2/7/2030	175,091	3,268,949

Stephen Liang	—	144,927	12.05	2/7/2030	140,073	2,615,163

Jason Forcier	—	181,159	12.05	2/7/2030	140,073	2,615,163

John Hewitt	—	241,545	12.05	2/7/2030	140,073	2,615,163
(1)	The stock options become vested and exercisable 25% annually on each of the first four anniversaries of February 7, 2020.
(2)

The RSUs vest 25% annually on each of the first four anniversaries of April 8, 2020. The amounts listed include dividend equivalents accrued under the terms of the award agreements in the form of additional RSUs, which vest over the same schedule as the underlying RSUs.

(3)

Computed in accordance with SEC rules as the number of unvested units multiplied by the closing price of our Class A common stock on December 31, 2020, which was $18.67. The actual value realized by the officer will depend on whether the award vests and the future stock price performance.

Option Exercises and Stock Vested During Fiscal 2020

No options were exercised, and no RSUs or other stock awards became vested, during fiscal 2020.

Potential Payments Upon Termination or Change in Control

Executive Employment Policy and Award Agreements

During 2020, each named executive officer (other than Mr. Liang) accepted our Executive Employment Policy. If a named executive officer’s employment is terminated without cause or by the executive for good reason (each as defined in the Executive Employment Policy), then in addition to accrued obligations through the termination date, provided that the named executive officer executes and does not revoke a release, each named executive officer shall be eligible for the following severance benefits:

(i)

a cash payment equal to one times the sum of the executive’s annual rate of base salary immediately prior to the termination of employment and target annual bonus, to be paid in installments over 12 months in accordance with our normal payroll policies;

(ii)	any earned and unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination occurs; and

(iii)	reimbursement of COBRA continuation coverage costs for 12 months.

Each named executive officer is subject to standard restrictive covenants, including non-competition and non-solicitation covenants for 12 months.

If an executive’s employment is terminated by reason of the executive’s death or disability, then in addition to accrued obligations through the termination date, Vertiv shall pay to the executive or the executive’s beneficiary or estate, as the case may be, (i) any earned and unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs and (ii) a pro-rata portion of the executive’s annual bonus for the fiscal year in which the termination date occurs, subject to the achievement of applicable performance measures and paid at the same time as bonuses are paid to other executives generally.

In addition, the RSU agreements for RSUs granted during 2020 provide that, upon a termination without cause, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, the RSU and option agreements provide that the awards will vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement from active employment on or after age 65 with 10 years of service.

Employment Agreement

Under the terms of Mr. Liang’s letter agreement, dated November 22, 2018, with Vertiv (Hong Kong) Holdings Limited, if Mr. Liang’s employment is terminated other than by Vertiv for gross misconduct or breach of ethics and Company policies, he would be entitled to six months’ notice or payment in lieu of notice. Mr. Liang’s letter agreement subjects him to a confidentiality provision and one-year post-termination non-competition and non-solicitation covenants.

- 2021 Proxy Statement | 39

Change of Control Plan

The Executive Change of Control Plan (the “CIC Plan”) provides “double-trigger” severance benefits to senior employees, including the named executive officers (other than Mr. Liang), upon specified terminations of employment from the Company in connection with a change of control of the Company (as defined in the CIC Plan). In the event of a change of control of the Company, the executive must also either (i) be involuntarily terminated other than for cause (as defined in the CIC Plan) or (ii) initiate the termination of his or her own employment for good reason (as defined in the CIC Plan). Additionally, either qualifying termination event must occur during the period that starts 90 days immediately prior to the change of control and ends 24 months following such change of control (the “Change of Control Period”).

If such termination occurs during the Change of Control Period, the executive would be entitled to:

(i)	lump-sum cash payments equal to a multiplier of two (or, in the case of Mr. Johnson, three) times the sum of (x) then current base salary and (y) annual target bonus;

(ii)	a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, prorated based on the number of days worked by the executive during such fiscal year;

(iii)	a lump-sum cash payment equal to the executive’s actual bonus accrued in the fiscal year prior to the year of termination, but not yet paid;

(iv)	full vesting on an accelerated basis of any of the executive’s unvested long-term incentive awards; and

(v)	COBRA continuation coverage for 18 months.

The CIC Plan does not provide executives with an excise tax gross-up. Instead, to the extent that the payment and benefits to be provided under the CIC Plan or other Company plan or agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary so that no portion will be subject to the excise tax if, with such reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that would be received by the executive if no such reduction was made.

Severance benefits provided under the CIC Plan are conditioned on the executive executing a full release of claims and certain confidentiality, non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants, and the non-competition and non-solicitation covenants govern for a period of 18 months. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

40 |	- 2021 Proxy Statement

Estimated Payments Upon Termination of Employment

The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of a (i) termination without cause or termination for good reason, (ii) termination by reason of the executive’s death or disability or (iii) under the CIC Plan. The amounts shown assume that the applicable triggering event occurred on December 31, 2020 and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Reason for termination	Cash payment ($)		Equity Acceleration ($)(1)		Total ($)

Robert Johnson	Involuntary Termination Without Cause	1,920,713	(2)	3,735,923		5,656,636

	Resignation For Good Reason	1,920,713	(2)	—		1,920,713

	Change in Control Termination	5,731,069	(3)	17,182,357		22,913,426

	Death or Disability	950,000	(4)	17,182,357		18,132,357

	Retirement	—		—		—

David Fallon	Involuntary Termination Without Cause	1,167,616	(2)	817,223		1,984,839

	Resignation For Good Reason	1,167,616	(2)	—		1,167,616

	Change in Control Termination	2,326,424	(3)	4,644,115		6,970,539

	Death or Disability	575,000	(4)	4,644,115		5,219,115

	Retirement	—		—		—

Stephen Liang	Involuntary Termination Without Cause	295,212	(5)	653,786	(5)	948,998

	Resignation For Good Reason	295,212	(5)	—		295,212

	Change in Control Termination	295,212	(5)	653,786	(5)	948,998

	Death or Disability	295,212	(5)	3,574,580	(5)	3,869,792

	Retirement	295,212	(5)	—		295,212

Jason Forcier	Involuntary Termination Without Cause	920,713	(2)	653,786		1,574,499

	Resignation For Good Reason	920,713	(2)	—		920,713

	Change in Control Termination	1,831,069	(3)	3,814,436		5,645,505

	Death or Disability	400,000	(4)	3,814,436		4,214,436

	Retirement	—		—		—

John Hewitt	Involuntary Termination Without Cause	792,913	(2)	653,786		1,446,699

	Resignation For Good Reason	792,913	(2)	—		792,913

	Change in Control Termination	1,575,469	(3)	4,214,191		5,789,660

	Death or Disability	304,200	(4)	4,214,191		4,518,391

	Retirement	—		—		—
(1)

Our RSU agreements for RSUs granted in 2020 provide that, upon a termination without cause, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, our RSU and option agreements provide that the awards vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement at age 65. As of December 31, 2020, none of our named executive officers met the definition of retirement under these agreements. Under the CIC Plan, all RSUs and options fully accelerate upon a qualifying termination during a Change in Control Period. The value in this column was calculated by multiplying the number of unvested awards as of December 31, 2020 by $18.67, which was the closing price of our Class A common stock on December 31, 2020, the last trading day of the year, less, in the case of stock options, the applicable exercise price.

(2)

Pursuant to the Executive Employment Policy, consists of (i) a cash payment equal to one times the sum of the executive’s annual rate of base salary as in effect on December 31, 2020 and target annual bonus for 2020 and (ii) reimbursement of COBRA continuation coverage costs for 12 months.

(3)

Pursuant to the CIC Plan, consists of (i) lump-sum cash payments equal to a multiplier of two (or, in the case of Mr. Johnson, three) times the sum of (x) base salary in effect on December 31, 2020 plus (y) target annual bonus for 2020; (ii) a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, prorated based on the number of days worked by the executive during such fiscal year (so 100% of annual target bonus for a termination on December 31, 2020); and (iii) reimbursement of COBRA continuation coverage costs for 18 month.

(4)

Pursuant to the Executive Employment Policy, consists of a pro-rata portion of the executive’s annual bonus for the fiscal year in which the termination date occurs (so 100% for a termination on December 31, 2020); for purposes of this table, assumes performance at target level.

(5)

Pursuant to Mr. Liang’s employment agreement, he is entitled to six months’ notice or pay in lieu of notice unless terminated by the Company for cause. As with the other NEOs, his RSU agreement for RSUs granted in 2020 provides that, upon a termination without cause, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, our RSU and option agreements provide that the awards vest in full upon termination of employment due to death or disability.

- 2021 Proxy Statement | 41

Proposal 2:	Advisory Vote to Approve Compensation of Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in this proxy statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed in “Executive Compensation” above. This vote represents our first non-binding, stockholder advisory vote on executive compensation (or say-on-pay vote) because, as of December 31, 2020, we are no longer an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012.

The Board believes that our executive compensation programs align the interests of stockholders and executive officers by emphasizing variable, at-risk compensation through a combination of long-term equity incentives and annual cash incentives. We encourage you to read the disclosure under “Compensation Discussion and Analysis” to learn more about our executive compensation programs and policies. Executive compensation for 2020 included one-time components that we were bound to as a result of the Business Combination and decisions that were made prior to the Vertiv business becoming a public company, in particular the one-time Transaction Exit Bonus and the Founder RSUs required by the Merger Agreement. The Board believes that our stockholder return for 2020, our first year as an operating public company, already shows alignment between the interests of our executives and stockholders.

While the results of the say-on-pay vote are non-binding and advisory in nature, our Board of Directors and Compensation Committee intend to consider the results of this vote in making future compensation decisions.

Our Board of Directors currently intends to conduct advisory votes on executive compensation every year, subject to any input from our stockholders as a result of the advisory vote on the frequency of future say-on-pay votes in proposal 3. As a result, our next advisory say-on-pay vote will take place at our annual meeting of stockholders in 2022.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2020, as discussed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the summary compensation table and the related compensation tables and narrative in this proxy statement, is hereby APPROVED, on an advisory basis.”

In considering their vote, stockholders are encouraged to read the “Compensation Discussion and Analysis”, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

42 |	- 2021 Proxy Statement

Proposal 3:	Advisory Vote on the Frequency of Future Advisory Votes on Compensation of Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding advisory vote, whether say-on-pay votes should occur every one, two or three years. This vote represents our first non-binding, stockholder advisory vote on the frequency of say-on-pay votes (a say-on-frequency vote) because, as of December 31, 2020, we are no longer an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012.

After careful consideration, our Board of Directors believes that a frequency of every year for the advisory vote on executive compensation is the optimal interval for conducting and responding to a say-on-pay vote.

While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of this vote when considering the frequency of future advisory votes on executive compensation.

Our Board of Directors recommends that you vote for, on an advisory basis, the approval of the option of “ONE YEAR” for holding a future advisory say-on-pay vote.

- 2021 Proxy Statement | 43

Proposal 4:	Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Ernst & Young LLP has served as the operating company’s independent registered public accounting firm since 2016. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee retains the discretion to appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Vertiv and its stockholders. Ernst & Young LLP is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has appointed them as such for fiscal 2021.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2021.

44 |	- 2021 Proxy Statement

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the consummation of the Business Combination in 2020 and as principal accountants to the Vertiv operating business prior to the Business Consummation since 2016.

The Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders.

Pre-Approval Policy

The policy of our Audit Committee is to review in advance, and pre-approve all audit or non-audit services to be provided by the Company’s independent or other registered public accounting firm and to approve all related fees and other terms of engagement.

All of the audit-related, tax and all other services provided by Ernst & Young LLP to us since their appointment, and by PricewaterhouseCoopers LLP to GSAH subsequent to GSAH’s initial public offering in 2018 and until their dismissal in 2020, were approved by our Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X. All non-audit services provided subsequent to our initial public offering in 2018 were reviewed with the Audit Committee, which in each case concluded that the provision of such services by the relevant independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees

The following table presents aggregate fees billed to us for services rendered by our principal accountants, Ernst & Young LLP, over the prior two fiscal years.

	For the year ended December 31, 2020	For the year ended December 31, 2019(1)

Audit fees	$10,242,227	$8,501,449

Audit-Related Fees	$261,930	$399,715

Tax Fees	$3,550,022	$3,611,492

All other Fees	$3,765	$2,965

Total	$14,057,944	$12,515,621
(1)	The fees in this column exclude fees billed to us for services rendered by PricewaterhouseCoopers LLP as the principal accountant for GSAH prior to the Business Combination.

Audit Fees

This category includes the aggregate fees during 2020 and 2019 billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

- 2021 Proxy Statement | 45

Audit-Related Fees

This category includes the aggregate fees during 2020 and 2019 billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include fees for accounting consultations, other attestation services and registration statement filing.

Tax Fees

This category includes the aggregate fees during 2020 and 2019 billed for professional services relating to tax compliance, tax planning and tax advice.

All Other Fees

All other fees consist of fees billed for all other services.

Change of the Company’s Independent Registered Public Accounting Firm

In a Current Report on Form 8-K filed on February 7, 2020 (as amended on February 7, 2020 and March 12, 2020 (the “Form 8-K/A”), the Company disclosed that on February 7, 2020, the Board approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm, effective upon completion of their audit of the Vertiv Holdings Co (formerly known as GS Acquisition Holdings Corp) financial statements as of and for the year ended December 31, 2019, and the issuance of their report thereon. In the Form 8-K/A, the Company disclosed that the management of the Company communicated the Board’s decision to PwC on February 7, 2020. In the Form 8-K/A, the Company disclosed that the reports of PwC on the GS Acquisition Holdings Corp financial statements as of and for the most recent fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that PwC’s report for the fiscal year ended December 31, 2017 included an explanatory paragraph indicating that there was substantial doubt regarding the ability of GS Acquisition Holdings Corp to continue as a going concern.

In addition, PwC’s report on the Company’s financial statements as of December 31, 2019 and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In the Form 8-K/A, the Company disclosed that during the years ended December 31, 2018 and 2017 and the subsequent period through February 7, 2020, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between GS Acquisition Holdings Corp and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the GS Acquisition Holdings Corp financial statements for such years. In the Form 8-K/A, the Company disclosed that during the years ended December 31, 2018 and 2017 and the subsequent period through February 7, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

In addition, during the subsequent period through March 11, 2020, the date of PwC’s opinion with respect to the balance sheets of GS Acquisition Holdings Corp as of December 31, 2019 and 2018, and the related statements of operations, of changes in stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between GS Acquisition Holdings Corp and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the GS Acquisition Holdings Corp financial statements for such years, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided PwC with a copy of the disclosures made by the Company in the Form 8-K/A and requested that PwC furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of PwC’s letter, dated February 7, 2020, was filed as Exhibit 16.1 to the Form 8-K/A.

46 |	- 2021 Proxy Statement

In the Form 8-K/A, the Company disclosed that the Board approved the engagement of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. In the Form 8-K/A, the Company also disclosed that during the years ended December 31, 2018 and 2017 and the subsequent period through February 7, 2020, neither the Company, nor anyone on the Company’s behalf consulted with EY, on behalf of the Company, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

In addition, during the subsequent period through March 11, 2020, neither the Company, nor anyone on the Company’s behalf consulted with EY, on behalf of the Company, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

- 2021 Proxy Statement | 47

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of Vertiv Holdings Co (the “Company”) with respect to our audited financial statements for the year ended December 31, 2020. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Exchange Act, except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee hereby reports as follows:

1.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

2.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope of, and plans for, their audit. The Audit Committee has met with the independent registered public accounting firm to discuss the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) in Rule 3200T regarding “Communication with Audit Committees”, as may be modified or supplemented.

3.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

4.

The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s website at: https://investors.vertiv.com/corporate-governance/documents/default.aspx.

5.

Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Steven S. Reinemund

Robin L. Washington

Edward L. Monser

48 |	- 2021 Proxy Statement

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth information with respect to the beneficial ownership of our Class A common stock as of March 1, 2021, by:

•	each of our directors and executive officers;

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed below has sole voting and investment power with respect to such shares.

Except as set forth in the footnotes below, the percentages included in the following table are based on 351,440,743 shares of Class A common stock outstanding and no shares of Class B common stock outstanding as of February 22, 2021.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085.

Name and Address of Beneficial Owners(1)	Number of Shares	Percentage Ownership (%)

5% Holders (Other than Directors and Executive Officers)

VPE Holdings, LLC (the “Vertiv Stockholder”)(2)	59,880,215	17.0%

BlackRock, Inc(3)	22,196,681	6.8%

The Vanguard Group(4)	19,867,829	6.05%

Directors and Executive Officers

David M. Cote(5)	15,930,410	4.47%

Rob Johnson(6)	407,765	*

Joseph van Dokkum(7)	34,661	*

Roger Fradin(8)	377,994	*

Jacob Kotzubei(9)	9,661	*

Matthew Louie(9)	9,661	*

Edward L. Monser(10)	54,661	*

Steven S. Reinemund(11)	377,994	*

Robin L. Washington(12)	19,661	*

David J. Fallon(13)	148,092	*

Jason M. Forcier(14)	118,958	*

John Hewitt(15)	131,179	*

Stephen Liang(16)	108,312	*

All directors and executive offices as a group (21 individuals)(17)	18,111,608	5.06%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 1050 Dearborn Drive, Columbus, Ohio 43085.
(2)

The information is based on a Schedule 13D/A filed with the SEC on March 3, 2021. Represents shares owned directly by VPE Holdings, LLC, a Delaware limited liability company. Vertiv JV Holdings, LLC owns a majority of the outstanding equity interests of VPE Holdings, LLC, and PE Vertiv Holdings, LLC owns a majority of the outstanding interests of Vertiv JV Holdings, LLC, and, accordingly, each may be deemed to beneficially own the shares owned directly by VPE Holdings, LLC. PE Vertiv Holdings, LLC is directly owned by six private

- 2021 Proxy Statement | 49

equity investment funds, none of which private equity investment funds individually has the power to direct the voting or disposition of shares beneficially owned. Platinum Equity Investment Holdings III, LLC is the managing member of one of such funds and the managing member of the general partner of four of such funds. Through such positions, Platinum Equity Investment Holdings III, LLC has the indirect power to direct the voting of a majority of the outstanding equity interests of PE Vertiv Holdings, LLC. Platinum Equity Investment Holdings Manager III, LLC is the managing member of Platinum Equity Investment Holdings III, LLC. Platinum Equity InvestCo, L.P. owns all of the economic interests in Platinum Equity Investment Holdings III, LLC. Platinum Equity Investment Holdings IC (Cayman), LLC is the general partner of Platinum Equity InvestCo LP. Platinum InvestCo (Cayman), LLC holds a controlling interest in Platinum Equity InvestCo LP. Platinum Equity, LLC is sole member of Platinum Equity Investment Holdings Manager III, LLC and Platinum Equity Investment Holdings III, LLC. Platinum Equity also indirectly controls the other funds that own equity interests of PE Vertiv Holdings, LLC. Mr. Tom Gores is the beneficial owner of Platinum Equity, LLC. Accordingly, as a result of their indirect ownership and control of each of VPE Holdings, LLC, Vertiv JV Holdings, LLC and PE Vertiv Holdings, LLC, each of Platinum Equity Investment Holdings, LLC, Platinum Equity Investment Holdings Manager, LLC, Platinum Equity InvestCo, L.P., Platinum Equity Investment Holdings IC (Cayman), LLC, Platinum InvestCo (Cayman), LLC, Platinum Equity, LLC and Mr. Tom Gores may be deemed to beneficially own the shares owned directly by VPE Holdings, LLC. Mr. Tom Gores disclaims beneficial ownership of the shares owned directly by VPE Holdings, LLC, except to the extent of his pecuniary interest therein. The business address of VPE Holdings, LLC and each party beneficially owning the shares held thereby is 360 North Crescent Drive, South Building, Beverly Hills, CA, 90210.
(3)

The information is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2021. BlackRock, Inc. has sole voting power in respect of 21,497,359 shares of Class A common stock and sole dispositive power in respect of 22,196,681 shares of Class A common stock.

(4)

The information is based on a Schedule 13G filed by The Vanguard Group with the SEC on February 8, 2021. The Vanguard Group has shared voting power in respect of 174,259 shares of Class A common stock, sole dispositive power in respect of 19,516,267 shares of Class A common stock and shared dispositive power in respect of 351,562 shares of Class A common stock.

(5)

Interests shown include: (i) 8,572,500 shares of Class A common stock held by Cote SPAC 1 LLC, (ii) 5,266,667 shares of Class A common stock underlying private placement warrants held by Cote SPAC 1 LLC, (iii) 2,000,000 shares of Class A common stock held by Atlanta Sons LLC, (iv) 62,258 shares of Class A common stock held by Mr. Cote’s spouse and (v) 28,985 shares of Class A common stock underlying options held by Mr. Cote that are exercisable within 60 days of March 1, 2021. Mr. Cote is the manager of Cote SPAC 1 LLC and Atlanta Sons LLC. Mr. Cote disclaims beneficial ownership of the shares held by his spouse.

(6)

Interests shown include: (i) 200,104 restricted stock units (including dividend equivalent units) that will vest within 60 days of March 1, 2021, (ii) 84,541 shares of Class A common stock underlying options held by Mr. Johnson that are exercisable within 60 days of March 1, 2021, and (iii) 123,120 shares of Class A common stock.

(7)

Interests shown include: (i) 25,000 shares of Class A common stock held by Mr. Joseph van Dokkum and Mrs. Lynn van Dokkum, as tenants in common and (ii) 9,661 shares of Class A common stock underlying options held by Mr. van Dokkum that are exercisable within 60 days of March 1, 2021.

(8)

Interests shown include: (i) 368,333 shares of Class A common stock and (ii) 9,661 shares of Class A common stock underlying options held by Mr. Fradin that are exercisable within 60 days of March 1, 2021.

(9)	Interests shown include 9,661 shares of Class A common stock underlying options that are exercisable within 60 days of March 1, 2021.
(10)

Interests shown include: (i) 45,000 shares of Class A common stock and (ii) 9,661 shares of Class A common stock underlying options held by Mr. Monser that are exercisable within 60 days of March 1, 2021.

(11)

Interests shown include: (i) 35,000 shares of Class A common stock, (ii) 333,333 shares of Class A common stock held by 2017 Steven S Reinemund GRAT, of which Mr. Reinemund is trustee and (iii) 9,661 shares of Class A common stock underlying options held by Mr. Reinemund that are exercisable within 60 days of March 1, 2021.

(12)

Interests shown include: (i) 10,000 shares of Class A common stock that are held by the Carl and Robin Washington Revocable Trust, of which Carl D. Washington and Robin L. Washington are trustees and (ii) 9,661 shares of Class A common stock underlying options held by Ms. Washington that are exercisable within 60 days of March 1, 2021.

(13)

Interests shown include: (i) 43,773 restricted stock units (including dividend equivalent units) that will vest within 60 days of March 1, 2021, (ii) 51,932 shares of Class A common stock underlying options held by Mr. Fallon that are exercisable within 60 days of March 1, 2021, and (iii) 52,387 shares of Class A common stock.

(14)

Interests shown include: (i) 35,019 restricted stock units (including dividend equivalent units) that will vest within 60 days of March 1, 2021, (ii) 45,289 shares of Class A common stock underlying options held by Mr. Forcier that are exercisable within 60 days of March 1, 2021, (iii) 38,475 shares of Class A common stock and (iv) approximately 175 shares held by our 401(k) plan.

(15)

Interests shown include: (i) 35,019 restricted stock units (including dividend equivalent units) that will vest within 60 days of March 1, 2021, (ii) 60,386 shares of Class A common stock underlying options held by Mr. Hewitt that are exercisable within 60 days of March 1, 2021, (iii) 35,650 shares of Class A common stock and (iv) approximately 124 shares held by our 401(k) plan.

(16)

Interests shown include: (i) 35,019 restricted stock units (including dividend equivalent units) that will vest within 60 days of March 1, 2021, (ii) 36,231 shares of Class A common stock underlying options held by Mr. Liang that are exercisable within 60 days of March 1, 2021, and (iii) 37,062 shares of Class A common stock.

(17)

Includes 6,289,807 shares which the group has the right to acquire through the exercise of warrants or vested stock options, or through the vesting of restricted stock units (including dividend equivalent units), within 60 days of March 1, 2021.

50 |	- 2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policies and Procedures

We have adopted a written policy on transactions with “related persons,” defined in the policy as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of the Company’s voting securities, and their immediate family members.

For purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which the Company is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

The Board of Directors, acting through those members of its Audit Committee who are not interested in the transaction in question, will review related person transactions to determine whether the related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. If, after any such review, a related person transaction is determined to be in, or not inconsistent with, the best interests of the Company, then the related person transaction may be approved or ratified according to the procedures in the policy. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not practicable or desirable, then the chair of the Audit Committee may approve or ratify a related person transaction.

In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined shall be deemed pre-approved.

Business Combination

On February 7, 2020 (the “Closing Date”), Vertiv consummated the Business Combination pursuant to the Merger Agreement. The aggregate merger consideration paid by GSAH in connection with the consummation of the Business Combination was approximately $1.5 billion (the “Merger Consideration”). The Merger Consideration was paid in a combination of cash and stock. The amount of cash consideration paid to the Vertiv Stockholder upon the consummation of the Business Combination was $341.6 million. The remainder of the consideration paid to the Vertiv Stockholder upon the consummation of the Business Combination was stock consideration, consisting of the Stock Consideration Shares, which shares were valued at $10.00 per share for purposes of determining the aggregate number of shares of our Class A common stock payable to the Vertiv Stockholder as part of the Merger Consideration. In addition, the Vertiv Stockholder is entitled to receive additional future cash consideration with respect to the Business Combination in the form of amounts payable under the Tax Receivable Agreement, dated as of the Closing Date, by and between the Company and the Vertiv Stockholder (the “Tax Receivable Agreement”).

Each member of the Sponsor, and Mr. James Albaugh, Mr. Roger Fradin and Mr. Steven S. Reinemund, GSAH’s independent directors prior to the Business Combination agreed to waive the anti-dilution adjustments provided for in GSAH’s amended and restated certificate of incorporation, dated June 7, 2018, which were applicable to GSAH’s shares of Class B common stock prior to the Business Combination. As a result of such waiver, such shares automatically converted into shares of our Class A common stock on a one-for-one basis upon the consummation of the Business Combination.

In connection with the Business Combination, we entered into certain related agreements including the Tax Receivable Agreement, the Registration Rights Agreement and the stockholders agreement (each of which is described below under “—Related Agreements”).

Related Agreements

Amended and Restated Registration Rights Agreement

On the Closing Date, we entered into the Registration Rights Agreement, with the initial stockholders, the Vertiv Stockholder, affiliates of David M. Cote, affiliates of Goldman Sachs and certain other PIPE Investors, pursuant to which such holders are entitled to registration rights in respect of certain shares of the Company’s Class A common stock and certain other equity securities of the Company that are held by such holders from time to time.

The Registration Rights Agreement provides that the Company will as soon as practicable but no later than the later of (i) 45 calendar days following the consummation of the Business Combination and (ii) 90 calendar days following the Company’s most recent fiscal year end, file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act registering the resale of certain shares of the Company’s Class A common stock and certain other equity securities of the Company held by certain parties to the Registration Rights Agreement and will use its commercially reasonable efforts to have

- 2021 Proxy Statement | 51

such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies the Company that it will review such shelf registration statement and (y) the 10th business day after the date the Company is notified in writing by the SEC that such shelf registration statement will not be reviewed or will not be subject to further review.

Each of the Vertiv Stockholder, an affiliate of David M. Cote, and an affiliate of Goldman Sachs is entitled to make up to two demand registrations in any 12 month period in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds, applicable lock-up restrictions and certain other conditions. In addition, the holders under the Registration Rights Agreement have certain “piggy-back” registration rights. The Registration Rights Agreement includes customary indemnification and confidentiality provisions. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

A registration statement was filed by the Company to meet its obligations under the Registration Rights Agreement. In August 2020, the Vertiv Stockholder sold 26,000,000 shares of our Class A common stock in a secondary offering and in November 2020, the Vertiv Stockholder sold 18,000,000 shares of our Class A common stock in a secondary offering. The Company paid for certain fees and expenses equal to an aggregate of approximately $1.2 million in connection with the registration statement and these offerings.

Stockholders Agreement

On the Closing Date, the Company, the Vertiv Stockholder, an affiliate of David M. Cote, and an affiliate of Goldman Sachs entered into the Stockholders Agreement (the “Stockholders Agreement”). The Stockholders Agreement provides that the Vertiv Stockholder may not transfer its Stock Consideration Shares until August 5, 2020, subject to exceptions allowing for certain transfers to related parties and transfers in connection with extraordinary transactions by the Company.

Pursuant to the Stockholders Agreement, the Vertiv Stockholder has the right to nominate up to four directors to our Board of Directors, subject to its ownership percentage of the total outstanding shares of Class A common stock. If the Vertiv Stockholder holds: (i) 30% or greater of the outstanding Class A common stock, it will have the right to nominate four directors (two of which must be independent); (ii) less than 30% but greater than or equal to 20% of the outstanding Class A common stock, it will have the right to nominate three directors (one of which must be independent); (iii) less than 20% but greater than or equal to 10% of the outstanding Class A common stock, it will have the right to nominate two directors; (iv) less than 10% but greater than or equal to 5% of the outstanding Class A common stock, it will have the right to nominate one director; and (iv) less than 5% of the outstanding Class A common stock, it will not have the right to nominate any directors. As long as the Vertiv Stockholder has the right to nominate at least one director, the Vertiv Stockholder shall have certain rights to appoint its nominees to Committees of the Board of Directors and the Company shall take certain actions to ensure the number of directors serving on the Board of Directors does not exceed nine. In addition, the Stockholders Agreement provides that so long as the Company has any Executive Chairman or Chief Executive Officer as a named executive officer, the Company shall take certain actions to include such Executive Chairman or Chief Executive Officer on the slate of nominees recommended by the Board of Directors for election. The Stockholders Agreement also provides that, for so long as the Vertiv Stockholder holds at least 5% of our outstanding Class A common stock, the Vertiv Stockholder will have the right to designate an observer to attend meetings of the Board of Directors, subject to certain limitations.

Tax Receivable Agreement

On the Closing Date, the Company entered into the Tax Receivable Agreement, which generally provides for the payment by us to the Vertiv Stockholder of 65% of the cash tax savings in U.S. federal, state, local and certain foreign taxes, that we actually realize (or are deemed to realize) in periods after the closing of the Business Combination as a result of (i) increases in the tax basis of certain intangible assets of Vertiv resulting from certain pre-Business Combination acquisitions, (ii) certain U.S. federal income tax credits for increasing research activities (so-called “R&D credits”) and (iii) tax deductions in respect of certain Business Combination expenses. We expect to retain the benefit of the remaining 35% of these cash tax savings.

For purposes of the Tax Receivable Agreement, the applicable tax savings will generally be computed by comparing our actual tax liability for a given taxable year to the amount of such taxes that we would have been required to pay in such taxable year without the tax basis in the certain intangible assets, the U.S. federal income tax R&D credits and the tax deductions for certain Business Combination expenses described above. Except as described below, the term of the Tax Receivable Agreement will continue for twelve taxable years following the closing of the Business Combination. However, the payments described in (i) and (ii) above will generally be deferred until the close of our third taxable year following the closing of the Business Combination. The payments described in (iii) above will generally be deferred until the close of our fourth taxable year following the closing of the Business Combination and then payable ratably over the following three taxable year period regardless of whether we actually realize such tax benefits. Payments under the Tax Receivable Agreement are not conditioned on the Vertiv Stockholder’s continued ownership of our stock.

Under certain circumstances (including a material breach of our obligations, certain actions or transactions constituting a change of control, a divestiture of certain assets, upon the end of the term of the Tax Receivable Agreement or, after three years, at our option), payments under the Tax Receivable Agreement will be accelerated and become immediately due in a

52 |	- 2021 Proxy Statement

lump sum. In such case, the payments due upon acceleration would be based on the present value of our anticipated future tax savings using certain valuation assumptions, including that we will generate sufficient taxable income to fully utilize the applicable tax assets and attributes covered under the Tax Receivable Agreement (or, in the case of a divestiture of certain assets, the applicable tax attributes relating to such assets). Consequently, it is possible in these circumstances that the actual cash tax savings realized by us may be significantly less than the corresponding Tax Receivable Agreement payments we are required to make at the time of acceleration. Furthermore, the acceleration of our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Additionally, the obligation to make payments under the Tax Receivable Agreement, including the acceleration of our obligation to make payments in the event of a change of control, could make us a less attractive target for a future acquisition.

The Tax Receivable Agreement provides for the payment by us to the Vertiv Stockholder of 65% of the cash tax savings realized (or deemed realized) over a 12-year period after the closing of the Business Combination as described above. In the twelfth year of the Tax Receivable Agreement, an additional payment will be made to the Vertiv Stockholder based on 65% of the remaining tax benefits that have not been realized. The timing of expected future payments under the Tax Receivable Agreement are dependent upon various factors, including the existing tax bases at the time of the Business Combination, the realization of tax benefits, and changes in tax laws. However, as the Company is obligated to settle the remaining tax benefits after 12 years, the Company has concluded that the liability should be measured at fair value and recorded within other long-term liabilities in the consolidated balance sheet at December 31, 2020. The Company has estimated total payments of approximately $191.5 million on an undiscounted basis.

Subscription Agreement

Concurrently with the execution of the Merger Agreement, GSAH entered into Subscription Agreements with the PIPE Investors, including an affiliate of David M. Cote, an affiliate of Goldman Sachs, and certain other “accredited investors” (as defined in Rule 501 under the Securities Act), and their permitted transferees, including certain executive officers of Vertiv (the “Subscribing Vertiv Executives”), pursuant to which the PIPE Investors collectively subscribed for 123,900,000 PIPE Shares for an aggregate purchase price equal to $1,239,000,000. The PIPE Investment was consummated in connection with the Business Combination, pursuant to which the following related parties purchased PIPE Shares at a price of $10.00 per shares:

•	GS ESC PIPE Investor, an affiliate of Goldman Sachs, purchased 8,000,000 PIPE Shares;

•	Cote PIPE Investor, an entity controlled by David M. Cote, purchased 2,000,000 PIPE Shares;

•	Mr. Cote’s spouse, purchased 50,000 PIPE Shares;

•	Members of Mr. Cote’s immediate family jointly purchased 15,000 PIPE Shares;

•	Roger Fradin, one of our directors, purchased 200,000 PIPE Shares;

•	A trust controlled by James F. Albaugh, a former director of GSAH, purchased 50,000 PIPE Shares;

•	A trust controlled by Steven S. Reinemund, one of our directors, purchased 200,000 PIPE Shares;

•	Robin L. Washington, one of our directors, purchased 10,000 PIPE Shares;

•	Joseph J. van Dokkum, one of our directors, and his spouse, jointly purchased 25,000 PIPE Shares;

•	Robert Johnson, one of our directors and executive officers, purchased 123,120 PIPE Shares;

•	David Fallon, one of our executive officers, purchased 52,387 PIPE Shares;

•	John Hewitt, one of our executive officers, purchased 35,650 PIPE Shares;

•	Jason Forcier, one of our executive officers, purchased 38,475 PIPE Shares;

•	Stephen Liang, one of our executive officers, purchased 37,062 PIPE Shares;

•	Andrew Cole, one of our former executive officers, purchased 35,650 PIPE Shares;

•	Giordano Albertazzi, one of our executive officers, purchased 26,859 PIPE Shares;

•	Steve Lalla, one of our former executive officers, purchased 25,650 PIPE Shares;

•	Pat Johnson, one of our executive officers, purchased 31,802 PIPE Shares;

•	Gary Niederpruem, one of our executive officers, purchased 24,618 PIPE Shares; and

•	Colin Flannery, one of our former executive officers, purchased 17,825 PIPE Shares.

The PIPE Shares were not registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Subscription Agreements for the PIPE Investors (other than (1) the PIPE Investors who are party to and whose registration rights are governed by the Registration Rights Agreement, and (2) certain executive officers of Vertiv) (the “Non-Sponsor PIPE Investors”) provide for certain registration rights. In particular, the Company was required to file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of such shares, and such registration statement is required to be kept effective for at least two years after effectiveness or until the shares thereunder have been sold by the Non-Sponsor PIPE Investors. In addition, the Non-Sponsor PIPE Investors that purchased shares for an aggregate purchase price in excess of $100,000,000 were entitled to make up to two demands in the aggregate for

- 2021 Proxy Statement | 53

traditional underwritten registrations, plus up to two demands in the aggregate for block trades, in any 12 month period immediately following the closing date of the Business Combination, in each case subject to certain thresholds, along with certain “piggy-back” registration rights.

Related Party Payments

Goldman Sachs & Co. LLC acted as financial advisor to GSAH in connection with, and participated in certain of the negotiations leading to, the Business Combination. In connection with the Business Combination, an aggregate amount of approximately $50 million in deferred underwriting discount, advisory fees and placement agent fees, was paid to Goldman Sachs & Co. LLC, which payment was contingent upon completion of the Business Combination. Goldman Sachs & Co. LLC has provided certain financial advisory and/or underwriting services to GSAH from time to time for which the Investment Banking Division of Goldman Sachs & Co. LLC has received, and may receive, compensation, including having acted as sole bookrunner with respect to the GSAH’s IPO in June 2018. During the two-year period ended December 10, 2019, Goldman Sachs & Co. LLC has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to GSAH of approximately $11.1 million. Prior to the Business Combination, Goldman Sachs & Co. LLC was an affiliate of GSAH and the Sponsor and is an affiliate of GS Sponsor Member and GS ESC PIPE Investor (Raanan A. Agus, one of GSAH’s directors prior to the Business Combination, is also a Participating Managing Director of Goldman Sachs).

At the time of the Business Combination, affiliates of Goldman Sachs were lenders to Vertiv under its existing term loan facility and existing asset-backed revolving credit facility, with an aggregate of approximately $23.5 million outstanding to, and approximately $16.3 million committed by, such affiliates in the existing term loan facility and the existing asset-backed revolving credit facility, respectively at the time of the Business Combination. Vertiv used a portion of the proceeds from the Business Combination, including the PIPE Investment, to repay approximately $1.29 billion of the outstanding indebtedness under the existing term loan facility and $176 million of the outstanding indebtedness under the existing asset-backed revolving credit facility and, as a result, such affiliates received their pro rata portion of such proceeds. In addition, at the time of the Business Combination, affiliates of Goldman Sachs held an aggregate of approximately $180,000 of outstanding notes. In connection with certain refinancing transactions, on March 2, 2020, we amended and extended the maturity of the asset-backed revolving credit facility and entered into a new term loan credit agreement, with the borrowings thereunder used to repay or redeem, as applicable, in full the existing term loan facility and the outstanding notes. Affiliates of Goldman Sachs are lenders to Vertiv under the new term loan credit agreement and the amended asset-backed revolving credit facility, with an aggregate of approximately $1 million outstanding to, and approximately $55 million committed by, such affiliates in the new term loan and the asset-backed revolving credit facility, respectively, as of March 10, 2021.

Other Related Party Transactions

Indemnification Agreements

We entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Former Services Agreement

Vertiv Group and Platinum Advisors were parties to a corporate advisory services agreement (the “Services Agreement”), which agreement terminated upon the closing of the Business Combination. Under the terms of the Services Agreement, Platinum Advisors provided to Vertiv Group and its subsidiaries certain corporate advisory services (including but not limited to advice on the following topics: general corporate, financing, financial planning, management, administration, and commercial and marketing activities). In consideration of these and other services, Vertiv Group paid an annual advisory fee to Platinum Advisors of no greater than $15.0 million. In addition to the fees paid to Platinum Advisors pursuant to the Services Agreement, Vertiv Group paid Platinum Advisors’ out-of-pocket expenses and costs paid to any person who is not managed by Platinum Advisors and in whom Platinum Advisors does not have a pecuniary interest, in each case incurred in connection with providing management services to Vertiv Group. For the year ended December 31, 2020, Vertiv recorded $0.5 million in charges related to the Services Agreement for services prior to the closing of the Business Combination. In addition, Platinum Advisors received a transaction fee of $25.0 million upon the closing of the Business Combination pursuant to a formula that was set out in the Services Agreement.

Transactions with Affiliates of Platinum Advisors

The Company also purchased and sold goods in the ordinary course of business with affiliates of Platinum Advisors. For the year ended December 31, 2020, purchases were $64.3 million.

54 |	- 2021 Proxy Statement

Employment of Family Members of Executive Officers

Certain family members of the Company’s executive officers were employed by Vertiv during the year ended December 31, 2020, as set forth below, and in furtherance to our commitment to corporate governance, each of these familial matters is reviewed and discussed with the Audit and Compensation Committees. As referenced above, for purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which the Company is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

Patrick Johnson, the brother of Rob Johnson, serves as our Executive Vice President of Integrated Rack Systems and previously served as Vertiv’s Executive Vice President of Information Technology and Edge Infrastructure from November 2017 to the consummation of the Business Combination. Patrick Johnson received total compensation of approximately $3,000,000 (which includes the one-time Founder RSUs of $1.97 million) for the year ended December 31, 2020.

Richard Johnson, the brother of Rob Johnson and Patrick Johnson, serves as our Director of Global Strategic Clients and previously served as Vertiv’s Director of Global Strategic Clients from February 2018 to the consummation of the Business Combination. Richard Johnson received total compensation of approximately $413,000 for the year ended December 31, 2020.

Alexander Johnson, the son of Rob Johnson and nephew of Patrick Johnson, serves as our Director of Channel Accounts CDW and previously served as Vertiv’s Manager Channel Accounts CDW from April 2018 to the consummation of the Business Combination. Alexander Johnson received total compensation of approximately $232,000 for the year ended December 31, 2020.

Dividend

On October 28, 2020, Vertiv announced that the Board of Directors declared the Company’s first-ever annual dividend of $0.01 per share. The dividend was payable to the Company’s stockholders of record, including members of management who are holders of record, as of December 2, 2020, and was paid on December 17, 2020.

Independent Contractor Agreement

On January 1, 2021, Vertiv Corporation entered into an Independent Contractor Agreement with International Transformation Partners, LLC, an entity affiliated with Andrew Cole, the Company’s former Chief Organizational Development and Human Resources Officer, for advisory and executive mentorship services. Compensation under the agreement is $250,000 per year, the term of the agreement is one year, and the agreement contains standard contractual terms.

- 2021 Proxy Statement | 55

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our Class A common stock (the “10% Stockholders”) to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that (i) a Form 4 for one transaction filed on behalf of Sheryl Haislet was filed late on March 3, 2020, (ii) a Form 4 for one transaction filed on behalf of Mr. David Cote was filed late on October 2, 2020, (iii) a Form 4 filed on behalf of each of the following executive officers reporting one transaction, the automatic accrual of dividend stock units from December 17, 2020, was filed late on March 2, 2021: Mr. Hewitt, Mr. R. Johnson, Mr. Forcier, Mr. Albertazzi, Mr. Liang, Mr. Fallon, Mr. P. Johnson, Mr. Niederpruem and Ms. Haislet, and (iv) a Form 4 for one transaction filed on behalf of each of Mr. Fradin and Mr. Reinemund was filed late on March 17, 2021.

56 |	- 2021 Proxy Statement

Proposal 5:	Approval of the Amendment to Our Certificate of Incorporation

The Company proposes to amend its certificate of incorporation, in the form of the certificate of amendment attached as Annex A to this proxy statement, to confirm that directors are elected to one-year terms by correcting a scrivener’s error that indicates that directors hold office for two-year terms.

A copy of the proposed certificate of amendment to the certificate of incorporation is attached to this proxy statement as Annex A. You are urged to read the certificate of amendment in full.

Required Vote

The proposal to amend the certificate of incorporation requires the affirmative vote of the holders of at least two thirds of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, meaning a majority of the outstanding Class A common stock. For purposes of this vote, an abstention, broker non-vote or a failure to vote will have the same effect as a vote “AGAINST” the proposal to amend the certificate of incorporation.

The Board of Directors recommends that you vote “FOR” the approval of the proposal to amend the certificate of incorporation.

- 2021 Proxy Statement | 57

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 1050 Dearborn Dr, Columbus, Ohio 43085. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2022 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on                     , 2021, unless the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or after June 15, 2022, in which case the stockholder proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2022 Annual Meeting of Stockholders, stockholders are advised to review our by-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 15, 2022 and March 17, 2022 for the 2022 Annual Meeting of Stockholders. In the event that the 2020 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 15, 2022, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2022 Annual Meeting of Stockholders and no later than the later of (1) the 90th day prior to the 2022 Annual Meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the 2022 Annual Meeting of Stockholders, either by mail or other public disclosure.

All stockholder proposals should be sent to our principal executive offices at Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085, Attn: Corporate Secretary.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

Consideration of Stockholder-Recommended Director Nominees

Our Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our bylaws as described above to our principal executive offices at Vertiv Holdings Co, at 1050 Dearborn Dr, Columbus, Ohio 43085, Attn: Corporate Secretary.

As required by our bylaws, stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our bylaws. Evaluation of any such recommendations is the responsibility of the Nominating and Corporate Governance Committee. In the event of any stockholder recommendations, the Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party may contact our Board of Directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085, Attn: Corporate Secretary.

58 |	- 2021 Proxy Statement

Annex A	Certificate of Amendment to Certificate of Incorporation of Vertiv Holdings Co

Vertiv Holdings Co (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation as heretofore in effect is hereby amended by amending and restating Section 5.2(b) thereof to provide in its entirety as follows:

“Section 5.2(b) Subject to Section 5.5 hereof, commencing at the first annual meeting of the stockholders of the Corporation, and at each annual meeting of the stockholders thereafter, directors shall be elected annually and shall hold office for a term to expire at the next meeting of the stockholders and until their respective successors shall have been duly elected and qualified.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this              day of                     , 2021.

VERTIV HOLDINGS CO

By:
Name:
Title:

- 2021 Proxy Statement | A-59

Annex B	Non-GAAP Financial Measures

Certain financial information included in this proxy statement, as well as the letter to shareholders and annual report accompanying this proxy statement, are considered to be non-GAAP financial measures. Such measures, as further described below, may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. These non-GAAP financial measures include EBITDA, adjusted EBITDA, organic net sales, free cash flow and adjusted operating profit, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with generally accepted accounting principles (“GAAP”). Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vertiv’s non-GAAP financial measures include:

•	EBITDA, which represents income (loss) from continuing operations before interest expense, income tax expense (benefit), and depreciation and amortization;

•	Adjusted EBITDA, which represents EBITDA, adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations;

•	Organic sales, which represents net sales excluding the impact of foreign exchange rate fluctuations and purchase accounting;

•

Free cash flow, which represents cash flows from operating activities, less capital expenditures and investments in capitalized software, plus proceeds from disposition of plant, property and equipment; and

•	Adjusted Operating Profit, which represents operating profit (loss), adjusted to exclude amortization of intangibles.

B-60 |	- 2021 Proxy Statement

Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of EBITDA and Adjusted EBITDA to the comparable GAAP measure of Net income (loss) for the three and twelve months ended December 31, 2020 and 2019:

Reconciliation from Net Income (loss) to EBITDA and adjusted EBITDA (in millions)

	Twelve months ended December 31, 2020	Twelve months ended December 31, 2019

Net income (loss)	$(183.6)	$(140.8)

Interest expense	150.4	310.4

Income tax expense	72.7	36.5

Depreciation and amortization	203.1	202.9

EBITDA	$242.6	$409.0

Loss on extinguishment of debt(a)	174.0	—

SPAC transaction costs(b)	21.4	—

Equity-based compensation(c)	13.0	—

Subtotal transaction-related adjustments	208.4	—

Cost to achieve operational initiatives(d)	7.1	51.8

Digital project implementation costs(e)	20.5	44.7

Transition costs(f)	8.1	16.1

Foreign currency gains(g)	—	(1.4)

Advisory fee(h)	0.5	6.2

Acquisition costs(i)	—	0.5

Impact of purchase accounting(j)	1.7	2.0

Loss on asset disposals(k)	—	0.5

Subtotal transformation-related adjustments	37.9	120.4

Restructuring reserve(l)	71.0	—

Asset impairment(m)	21.0	—

Product line rationalization(n)	—	7.7

Reserve for warranty item(o)	—	4.4

Subtotal other adjustments	92.0	12.1

Total adjustments	338.3	132.5

Adjusted EBITDA	$580.9	$541.5

Adjustments by financial statement line item:

	Full Year 2020	Full Year 2019

Net sales	$—	$2.0

Cost of sales	0.5	12.1

Selling, general and administrative expenses	71.1	100.5

Loss on extinguishment of debt	174.0	—

Other deductions, net	92.7	17.9

Total adjustments	$338.3	$132.5

The following are notes to the reconciliations of EBITDA and Adjusted EBITDA to the comparable GAAP measure of Net income (loss):

a)

Represents costs incurred in the refinancing and pay down of the Company’s long-term debt. Includes $99.0 million write-off of deferred financing fees and $75.0 million early redemption premium on high interest notes, for loss on extinguishment of debt of $174.0 million.

b)	Represents transaction costs related to the reverse merger with GS Acquisition Holdings Corp (GSAH) which closed on February 7, 2020 (the “Reverse Merger”).
c)	Represents compensation expense related to equity awards granted to certain employees and directors of the business.
d)	Cost to achieve operational initiatives encompass both transformation efforts and prior restructuring program efforts, as a result of major

- 2021 Proxy Statement | B-61

activities designed to enhance the efficiency of a business unit, department or function. Restructuring costs relate to completion of prior programs and include expenses associated with Vertiv’s efforts to improve operational efficiency and deploy assets to remain competitive on a worldwide basis. Transformation efforts primarily include third party advisory and consulting fees that relate to activities contemplated in connection with the separation from Emerson Electric (“Emerson”) in 2016 and are expected to be significantly complete by 2020. Due to the volatility of restructuring and transformation costs and because these costs were incremental and materially related to specific transformative activities after its separation from Emerson, Vertiv does not view these costs as indicative of future ongoing operations of the business.
e)

Investments in global digital and IT systems to drive efficiency, speed and cost reductions. These adjustments are substantially comprised of acquiring and implementing critical information and accounting systems required post separation from Emerson. The projects for each of these initiatives span multiple years due to the significance and complexity of the activities. However, Vertiv does not believe that these costs are indicative of ongoing operations.

f)

Beginning in the first quarter 2020, transition costs primarily relate to SOX implementation which is a public company cost resulting from the Reverse Merger. Historically, transition costs were primarily made up of professional fees and other costs related to establishing the business as a stand-alone company, including rebranding, following the separation from Emerson. Expenses to facilitate the separation from Emerson were incurred the first three years post separation and therefore are not indicative of future ongoing operations of the business.

g)

Beginning in the first quarter 2020 and going forward, we are not adjusting for foreign currency gains and losses which were $(26.0) million and ($9.7) million during the three and twelve months ended December 31, 2020, respectively. Historically, we adjusted foreign currency gains and losses as well as losses on hedges of balance sheet exposures that did not receive deferral accounting in order to provide further clarity to trends in our business.

h)

Advisory fee paid to an affiliate of Vertiv, inclusive of fees associated with specific financing arrangements. The current period amount was pro-rated for the period prior to the Reverse Merger. Such fee has not continued following the Reverse Merger.

i)	Represents a charge to cost of sales and inventory related to discontinuation of a product line as a result of the Geist acquisition.
j)

Represents the purchase accounting related to fair value adjustments to deferred revenue, inventory and rent expense on the opening balance sheets of business acquisitions. Vertiv believes that such adjustment is useful to investors to better identify trends in our business.

k)	Beginning in the first quarter 2020 and going forward, we have not adjusted for gains and losses on asset disposals.
l)

Represents global restructuring charges to align our cost structure to support our margin expansion targets. The program is primarily related to headcount efficiencies, footprint optimization and other activities that will support execution of our strategic initiative to hold fixed costs constant as we grow.

m)

Represents asset impairments of $8.7 million related to a certain product line in the Americas segment that was determined to be non-core as part of cost alignment activities, and capitalized software costs of $12.3 million that were incurred due to a strategic shift related to the Company’s ERP platform that was being implemented in the Americas segment.

n)	Represents the reserve for obsolete inventory related to a strategic shift.
o)	Represents the warranty reserve for a specific, large unusual claim.

Reconciliation of Net Cash Provided By (Used For) Operating Activities to Free Cash Flow (In millions)

	Full Year 2020	Full Year 2019

Net cash provided by (used for) operating activities	$208.9	$57.5

Capital expenditures	(44.4)	(47.6)

Investments in capitalized software	(8.3)	(22.7)

Proceeds from disposition of PP&E	7.0	5.0

Free cash flow	$163.2	$(7.8)

Reconciliation from Net Sales to Organic Sales

Full Year 2020	GAAP Net Sales	Foreign Currency Exchange	Organic Sales

Critical infrastructure & solutions	$2,457.7	$20.7	$2,478.4

Services & spares	1,324.8	(0.1)	1,324.7

Integrated rack solutions	588.1	3.9	592.0

	4,370.6	$24.5	$4,395.1

Full Year 2019	GAAP Net Sales	Purchase Accounting	Organic Sales

Critical infrastructure & solutions	$2,467.5	$—	$2,467.5

Services & spares	1,338.1	2.0	1,340.1

Integrated rack solutions	625.6	—	625.6

	$4,431.2	$2.0	$4,433.2

B-62 |	- 2021 Proxy Statement

Reconciliation from Operating Profit (Loss) to Adjusted Operating Profit (Loss)

Full Year 2020

Operating profit (loss)	$213.5

Amortization of intangibles	128.7

Adjusted operating profit (loss)	342.2

- 2021 Proxy Statement | B-63

About Vertiv Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers' vital applications run continuously, perform optimally and grow with their business needs. As Architects of Continuity TM, Vertiv solves the most important challenges facing today's data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 20,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

VERTIV HOLDINGS CO. 1050 DEARBORN DRIVE COLUMBUS, OH 43085-1544
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/VRT2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D45109-P55003 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
VERTIV HOLDINGS CO.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees: For Against Abstain
1a. David M. Cote 1b. Rob Johnson 1c. Joseph van Dokkum 1d. Roger Fradin 1e. Jacob Kotzubei 1f. Matthew Louie 1g. Edward L. Monser 1h. Steven S. Reinemund 1i. Robin L. Washington
The Board of Directors recommends that you vote FOR
For Against Abstain proposals 2, 4 and 5 and for ONE YEAR for proposal 3.
2. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
1 Year 2 Years 3 Years Abstain
3. To approve, on an advisory basis, the frequency (every one, two or three years) of future advisory votes to approve the compensation of our named executive officers; For Against Abstain
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
5. To approve an amendment to the certificate of incorporation of the Company to confirm that directors are elected to one-year terms by correcting a scrivener’s error.
Note: Such other business as may properly come before the Annual meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D45110-P55003
VERTIV HOLDINGS CO.
Annual Meeting of Shareholders
June 15, 2021 11am ET
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) (Appointee) and (Appointee), or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of VERTIV HOLDINGS CO. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11am ET on June 15, 2021, virtually at www.virtualshareholdermeeting.com/VRT2021, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
Continued and to be signed on reverse side